Exhibit 10.1

Drilling Agreement

between

Zion Oil & Gas, Inc.

(“Operator”)

and

S.C. Daflog S.R.L.

(“Contractor”)

Annexure I : Drilling Order	28
Annexure II : Rig and Rate Schedule	39
Annexure III : Drilling Program	41
Annexure IV : Rig Equipment Inventory	46
Annexure V : Insurance Policy	57
Annexure VI : Rig Acceptance Test	60

Drilling Agreement

This Agreement made as of the 6th day of October 2016 (“Signing Date”)

Between

Zion Oil & Gas, Inc., a Delaware corporation exploring for oil and gas in Israel, whose principal place of business is at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 (“Operator” and/or “Zion”)

and

S.C. DAFLOG S.R.L., a trading company incorporated and functioning according to Romanian laws, whose registered office is at 17 Garii Street, Mediaş, Sibiu county, Romania, with fiscal code RO 16418795, represented by Mr. Emanuel Popescu, in his capacity as General Manager, and its Israeli Branch (“Contractor”).

WHEREAS Operator is the owner of certain interests on properties on which it desires to have a well or wells drilled, deepened and/or completed in search of oil or gas and has requested Contractor to provide services for this purpose;

WHEREAS SC DAFORA S.A., a trading company incorporated and functioning in insolvency according to Romanian laws, (“Dafora”), whose registered office is at Str. Garii de Marfuri 17 551010 Medias, Romania, is the owner of certain oil or gas well drilling equipment, including, but not limited to, Rig F-400 as referenced in Annexure IV, of which certain components are currently located in the State of Israel, and represents that it has adequate equipment in good working order and fully trained personnel capable of efficiently operating such equipment and represents that such equipment and personnel when contracted as provided for hereunder to Operator shall be able to provide such drilling services limited to the provisions and according to Contract No. 991 dated October 6th 2016 exclusively for and on behalf of Operator in accordance with Good Oil Field Practice (hereinafter defined), relevant laws and as hereinafter provided; and

WHEREAS Dafora represents that it has the legal right under all applicable laws to enter into, and it has entered into, Contract No. 991 dated October 6th 2016 with Contractor, by which the Rig (hereinafter defined), related equipment and personnel identified and described in the Annexures attached hereto shall be and is exclusively leased, rented or otherwise made available to and timely delivered to Contractor to enable it to perform and fulfill each and all of its obligations herein for the benefit of Zion limited to the provisions and according to Contract No. 991 dated October 6th 2016 and as a potential third party beneficiary of the present Contract.

NOW IT IS HEREBY MUTUALLY AGREED as follows:

1.	Definitions

1.1	“Agreement" means this Agreement including the Annexures I, II, III, IV, V and VI.

1.2	"Contract Drilling Depth" – as detailed under the Drilling Program;

1.3	“Drilling Order” means the document annexed hereto as Annexure I.

1.4	“Drilling Program” means the drilling program annexed hereto as Annexure III.

1.5	“Option Drilling Program” means a program referred to in clause 2 which has been executed by both parties.

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1.6	"Good Oil Field Practice" means the practices, methods and acts engaged in by professional and experienced producers of oil and natural gas in established producing regions internationally, that would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition. Good Oil Field Practice is not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable industry practices, methods and acts, and includes, when referenced to operational matters, taking all the professional steps to:

(a)	provide adequate and appropriate materials, resources and supplies to meet the needs of the operation, the Drilling Program and anticipated abnormal conditions;

(b)	provide sufficient operating personnel who are experienced and trained to operate the equipment properly, efficiently and taking appropriate account of manufacturers’ guidelines and specifications and are capable of responding to abnormal conditions; The contractor is responsible to obtain any certifications and/or authorizations required by any state authority in regard to the operating personnel.

(c)	conduct preventative, routine and non-routine maintenance and repairs on a basis aimed at achieving the Drilling Program and reliable long-term and safe operation taking account of manufacturers’ recommendations by knowledgeable, trained and experienced personnel utilising appropriate equipment, tools and procedures;

(d)	conduct appropriate monitoring and testing to check that equipment is functioning as designed and that equipment will function properly under both normal and abnormal conditions; and

(e)	operate equipment in a manner safe to workers, the general public, the environment, plant and equipment and with regard to defined limitations.

1.7	The “Indemnified Persons” means Operator and any joint venture participant with Operator in any venture or joint venture for which Contractor is performing services.

1.8	“Net Cost” means only the cost incurred and paid directly by Contractor and shall exclude any profit to or overhead of Contractor. In determining the Net Cost on any item Contractor shall take advantage of all available cash trade and other discounts, sales tax exemptions, allowances, refunds and commissions.

1.9	“Rig and Rate Schedule” means the document annexed hereto as Annexure II and includes any amendment to that document agreed to by the parties.

1.10	“Rig” or “Drilling Rig” means the rig specified in Annexures II and IV.

1.11	“Services” mean the services to be undertaken by Contractor pursuant to this Agreement.

1.12	“Mobilization Date” means the day on which the first loads of the Rig Equipment are loaded onto trucks and depart the Contractor’s commissioning base in Israel, for transport to the Operator’s first drilling location in Israel.

2.	Term & Further Wells

2.1	The term of this Agreement shall be for one well with up to two optional wells at the sole discretion of the Operator. Prior to the execution of an option well, Operator shall present a drilling plan (the “Option Drilling Program”) with no less than thirty (30) days notice prior to the exercise of the Option Drilling Program. Such Option Drilling Program shall set forth the location, the depth to be drilled, specifications and all other necessary and relevant conditions under which the well or wells are to be drilled and completed.

2.2	Such Option Drilling Program, if approved by Contractor, shall then become a part of this Agreement and shall govern and control the drilling and completing of the additional well or wells by Contractor for Operator.

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2.3	Contractor shall not refuse to execute an Option Drilling Program, provided that Option Drilling Program is provided to Contractor a minimum of 30 days prior to the rig being released from the last well provided in the Drilling. Subject to clause 18 of Annexure I, Operator has the option to require up to a maximum of two (2) additional wells under the same terms and conditions as this Agreement.

3.	Further Assurances and Headings

3.1	Each party shall perform the acts and execute and deliver the documents and give the assurances necessary to give effect to the provisions of this Agreement.

3.2	The paragraph headings shall not be considered in interpreting the text of this Agreement.

4.	Work to be Done, Location, Depth and Commencement Date.

4.1	Contractor agrees to drill and complete the designated wells at the site in accordance with Good Oil Field Practice and all the provisions of this Agreement.

4.2	All work performed by Contractor shall be on the basis stipulated in the Drilling Order, the Drilling Program and any Option Drilling Program which upon execution thereof is made a part hereof. Unless otherwise provided, this shall include drilling, coring and reaming of cored hole and all other work performed on order of Operator.

5.	Labour, Equipment, Materials, Special Tools, Supplies and Services

5.1	Contractor shall furnish and use the drilling rig and equipment described in the Drilling Order.

5.2	All labour, equipment, materials, special tools, supplies and services necessary or proper for the operation or maintenance of Contractor’s rig and equipment and the drilling and completion of the well or wells shall be furnished at the well site or sites by the party designated in the relevant section of the Drilling Order.

5.3	If Operator requests Contractor to provide certain labour, equipment, materials, special tools, supplies or services which it is the responsibility of Operator to provide as set out in the Drilling Order and Contractor agrees to provide the same, Contractor shall be reimbursed by Operator for Contractor’s actual landed cost of providing such requested equipment or services (as appropriate) at the well site or sites plus ten (10) percent and ownership of such equipment shall pass to Operator upon reimbursement of this cost. For providing additional casual and roustabout labour in addition to what is outlined in Annex II, Contractor’s actual landed cost at well site plus ten (10) percent shall apply.

5.4	Upon termination of this Agreement, Contractor shall return to Operator any of Operator’s goods, chattels or equipment which are at that time in Contractor’s possession in the same condition which they were in when received, reasonable wear and tear excepted.

5.5	Operator may at any time require Contractor to increase or decrease the number of Contractor’s personnel used for the work or change the equipment used for the work and the relevant rates provided therefore shall be adjusted hereunder.

5.6	Contractor shall nominate in writing one or more of its personnel as Contractor’s representative who shall be in charge of Contractor’s personnel and activities and who shall have full authority on behalf of Contractor to resolve all day to day matters which arise between Operator and Contractor. Changes to Contractor’s representative shall be notified to Operator in writing a minimum of seven (7) days prior to when such changes are to be made.

5.7	Contractor shall remove and replace in a reasonable time any of Contractor’s personnel if Operator can show reasonable grounds for such a request and if Operator so requests in writing.

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5.8	Contractor shall be responsible at its own cost for maintaining adequate stock levels of Contractor’s items and replenishing the same as necessary. The provisions of Subclause 5.3 above shall apply accordingly.

5.9	Should Contractor have fewer personnel on the Rig at any time than the number specified as the minimum in the Drilling Order, as amended under the provisions of Subclause 5.5 above, then Contractor shall give Operator short manning credits as provided in Subclause 17(d) of the Drilling Order.

5.10	Providing Personnel

Contractor shall have its personnel available at the proper drilling location or at a mutually agreed place ready to conduct operations hereunder provided that both Parties shall work together to obtain all visas, work permits and all other government authorization or documentation required in connection with the entry to, presence at and/or exit of Contractor’s Personnel from the Country of Operating Area [Israel] ("Permits"). Except as hereinafter provided, Contractor shall bear the costs related thereof, and Contractor shall be solely responsible for and shall meet all costs incurred in connection with all other matters relating thereto, including but not limited to the legal fees and bank commissions resulting from the bank guarantees required to obtain the work permits. Subject to prior notice to and approval by Operator, Operator agrees to provide the bank guarantees as required by the Ministry of Labor, in connection with such work permits. Contractor cannot be held responsible for any delay of receiving the work permits after submitting the required documents to the Operator, if such documents are submitted in a timely manner. Unless otherwise agreed by both parties in writing beforehand, the Drilling Rig will not be mobilized or rigged up on Meged 8 until the work permits for the required personnel are in place.

6.	Sums Payable to Contractor

6.1	Subject to all of the other provisions of this Agreement, Operator agrees to pay Contractor for the work performed, services rendered and the materials, equipment and supplies furnished by Contractor as set out in this clause 6. Fifty (50) percent of the lump sum for the Rig Commissioning specified in Annexure I shall be paid by the Operator to the Contractor within five (5) business days of receiving the Contractor’s confirmation, via a bill of lading and confirmed ship manifest, of the Rig Equipment that is being shipped from Romania to the rig commissioning site. Receipt of an original copy of the Bill of Lading, detailing shipment departure for Israel, will be accepted by the Operator as receipt of the above mentioned Contractor’s confirmation. The remaining fifty (50) percent of the Rig Commissioning Fee shall be paid by the Operator to the Contractor within five (5) working days after the Rig has completed the Rig Acceptance Test on the first well to be drilled.

For work performed on a day work basis, the day work rate per twenty-four (24) hour day shall be as set out in the Rig and Rate Schedule.

6.2	If it is necessary to shut down the Rig for repairs while Contractor is performing work on a day work basis, Contractor shall be allowed compensation in the manner set out in clause 17(b) of the Drilling Order.

6.3	When the Rig is shut down although in readiness to resume operations and Contractor is awaiting orders of Operator or materials, services or other items which Operator is obliged to furnish, Operator agrees to pay Contractor the stand-by rate specified in section 2.E or 2.F of the Rig and Rates Schedule, as applicable.

6.4	The term “day work” as used in this Agreement refers to the work Contractor is to perform at the stipulated sum per day (one day = 24 working hours). Unless otherwise provided herein or in the Drilling Order, this shall include drilling, coring and reaming of cored hole, drill stem testing, electric logging or similar operations and all other work performed on order of Operator until Operator releases the Rig.

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6.5	The term “Shabbat Rate” as used in this Agreement refers to the time that work is suspended in observance of the weekly Jewish Shabbat, other Holy Days and Yom Kippur. Shabbat Rate shall commence 2 hours before the commencement time of Shabbat and will terminate 2 hours after the end time of Shabbat as published for the Tel Aviv area in the Jerusalem Post.

6.6	For day work comprising less than a twenty-four (24) hour day Contractor shall be paid the proper fractional part of the amount specified in the Rig and Rate Schedule for a twenty-four (24) hour day. In determining the fractional part of the day fractional parts of hours will be rounded to the nearest whole half-hour.

6.7	Notwithstanding any other provision of this Agreement, Operator shall not be liable to pay Contractor any amount whatsoever during any period of delay which may arise from the absence from the site of operations of any article of equipment, personnel, materials or of any services which under the provisions of this Agreement are to be furnished by Contractor. If events outside of Contractor’s control, such as force majeure events, prohibit proper fulfilment by Contractor of its obligations under this Agreement, Force Majeure, as defined in this agreement, shall govern ongoing obligations of the Parties.

6.8	Operator shall pay Contractor the Rig Commissioning and Demobilization fees referenced in Subclauses 17(j) and 17(k) of the Drilling Order.

6.9	The rates set out in the Rig and Rate Schedule are subject to escalation in accordance with clause 18 of the Drilling Order.

7.	Time of Payment

7.1	Subject to compliance by Contractor with all the terms and conditions of this Agreement, Operator agrees to make the payment to Contractor as set out in this clause 7.

7.2	Payment shall be due and payable by Operator of the amount of Contractor’s invoice within thirty (30) days of receipt of Contractor’s invoice covering the work performed and Services rendered by Contractor in accordance with the relevant provisions of this Agreement. Invoices shall be submitted by Contractor within ten (10) days of the end of the preceding month. Invoices are to have adequate documentation including logs, timesheets and other relevant records signed by Operator’s Representative, where applicable, and are to show the appropriate address and other relevant details for payment. Operator has the right to question invoices and require the correction of errors for up to one (1) year after this Agreement is terminated (this provision complements the audit rights specified in this Agreement). Interest shall be payable on overdue invoices at five (5) percent per annum.

(a)	If Operator in good faith disputes any item or part of an item shown on an invoice, then Operator may withhold payment of such amount, provided that Operator shall within twenty (20) working days from the receipt of Contractor’s invoice give Contractor written notice of the dispute in details.

(b)	Upon receipt of the notice of the dispute, Contractor will within three (3) working days, provide such information as Operator will require to verify the invoice.

(c)	Within three (3) working day of the receipt of the information referred to in clause 7.2(b), the parties will communicate with each other in a bona fide attempt to resolve the dispute prior to the due date for the payment of the invoice.

(d)	If the dispute is resolved in favour of Operator, then Contractor will issue an amended invoice within a further two (2) working days, and the Operator will pay that invoice in full.

(e)	When the dispute is resolved, whether by agreement or otherwise, the disputed amount will be adjusted and payment made to give effect to the adjustment within five (5) working days.

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8.	Stoppage of Work

Operator shall have the right to direct the stoppage of work at any time prior to reaching the depths specified in the Drilling Order. Operator shall have the further right to require any well to be completed or abandoned at any depth in any stratum within the Contract Drilling Depth. As soon as practicably possible after the receipt of instructions from Operator, Contactor will discontinue the drilling of any well and abandon or complete the same as Operator may direct. A stoppage of work under this clause does not of itself constitute a termination of this Agreement.

Operator shall not be liable to Contractor for any loss of anticipated profits or damages for or on account of, or arising out of, any stoppage of work in accordance with the provisions of this clause 8. Contractor shall only be paid for services performed up to the date of the stoppage of work and, for the subsequent period when work is thus suspended, with Standby with Crew Rate unless otherwise specified in writing by the Operator.

9.	Right of Operator in Event of Default by Contractor

In the event that Operator is dissatisfied on reasonable grounds with the performance of Contractor, Operator shall give Contractor at least seven (7) days written notice specifying in detail the matter complained of and, if the case, providing relevant documents in order for the Contractor to take all required steps to remedy the problem.

Should Contractor without reasonable cause fail or refuse to take all required steps to remedy the matters complained of within the time afforded to Contractor in such written notice or fail or refuse to continue thereafter to diligently proceed with such remedy so as to complete the remedy within the notice period, Operator shall have the right to terminate this Agreement.

In the event that any well drilled does or in Operator’s opinion is likely to blowout, catch fire, or in any manner get out of control, Operator may if it so elects, assume complete control and supervision of all work required to prevent such blowout or fire or associated with bringing said well under control or of putting out such fire and for that purpose Operator shall have the use of all of Contractor’s facilities, equipment and personnel at the well giving necessary instructions to the Contractor.

9.1	During times when either Contractor or Operator is engaged in bringing a well under control or in putting out a fire Contractor shall be entitled to compensation for work done hereunder at the relevant day rates included in Annexure II: Rig and Rate Schedule.

10.	Casing Program

10.1	The casing program shall be supplied to Contractor as provided in section 10 of the Drilling Order. The planned setting depth of each string of casing, the amount of cement and the process to be used in cementing shall be specified by Operator at the time of each casing setting. If Operator requires a variation in the casing program requiring the use of additional handling tools, same will be furnished by Operator at Operator’s expense.

10.2	Contractor shall run all strings of casing and shall be compensated therefore at rates as specified in clause 17(a) of the Drilling Order.

10.3	Contractor shall be under no liability to Operator (other than when there is gross negligence or willful misconduct on the part of Contractor its employees, agents or subcontractors) for loss or damage resulting from casing joints being knocked off in the hole as a result of defective pipe, faulty casing seat, faulty cementing or operating practice directed by Operator or its designated representative during the running of casing.

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11.	Drilling methods and practices

11.1	Subject to all specific obligations and requirements laid down in Subclause 6.1 above having been duly satisfied by the Operator, Contractor agrees to perform all work to be conducted by it under the terms of this Agreement with due diligence and care and in a good and workmanlike manner and in accordance with Good Oil Field Practice. Contractor shall comply with all current Israeli laws, regulations and governmental directions, approvals and authorisations covering Contractor’s operation of the Rig and equipment and personnel. Contractor shall maintain at all times, at the drill site, list of contractor personnel and documents as required by law.

Contractor represents that the Rig will be capable of drilling to the depth specified in the Rig and Rate Schedule. Any drill pipe, drill collars or substitutes in excess of that furnished by Contractor specified in the relevant section of the Rig Equipment Inventory (Annexure IV) shall be supplied by Operator.

All drill pipe supplied by the Contractor under this Agreement shall be of Premium grade as specified under API RP7G and certified independent pipe inspection company.

11.2	Contractor agrees to maintain the drilling fluid system in a manner satisfactory to Operator. The drilling fluid shall be maintained in accordance with specifications set out in the Drilling Order.

11.3	Contractor agrees to save and label samples of such formations as Operator may require. Contractor agrees to promptly notify Operator whenever any oil and/or gas bearing formation is found.

11.4	Contractor agrees that every effort will be made to drill a straight hole and that it will make diligent efforts to maintain any deviation within the allowable limits in the specifications described in section 12 of the Drilling Order. All drilling will be conducted in accordance with Good Oil Field Practice. Contractor agrees to take such deviation measurements as are reasonable or as may be reasonably required by Operator.

11.5	In the event of any difficulty arising which precludes either drilling ahead under reasonably normal procedures or the performance of any other operations planned for the well, Contractor may suspend the work in progress whilst exerting reasonable efforts consistent with Good Oil Field Practice, to overcome the difficulty, and in such event Contractor shall immediately notify the Operator's representative of the difficulty.

11.6	Subject to the provisions of clause 9, Contractor shall be solely responsible for the operation of the Rig and equipment including, without limitation, supervising moving operations and positioning the Rig at locations as required by Operator as well as such operations at the drill site as may be necessary or desirable for the safety of the drilling. Operations under this Agreement, other than Rig moves will be performed on a twenty-four (24) hour per day basis.

11.7	Contractor shall comply with all instructions of Operator consistent with the provisions of this Agreement and Good Oil Field Practice including without limitation drilling, well control, environmental and safety instructions. Such instructions shall, if Contractor so requires, be confirmed in writing by the authorised representative of Operator. However, Operator shall not issue any instructions which would be inconsistent with Good Oil Field Practice.

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12.	Coring and cuttings

12.1	Contractor agrees to take cores as requested by Operator under section 13 of the Drilling Order. All coring shall be paid for at applicable rates. Operator is to furnish containers for the cores.

12.2	Rotary cuttings will be sampled by Contractor as and when required by Operator who will furnish containers for the same.

13.	Reports to be furnished by Contractor

13.1	Contractor shall keep and furnish to Operator a daily drilling report in English showing depth of the hole and such other data as may be required by Operator. Drilling report forms shall be furnished or specified by Operator but otherwise Contractor shall use the standard IADC form of Contractor’s Report.

13.2	Accident Reporting – see Section 29 “Safety”

13.3	Delivery dockets covering any materials or supplies furnished by Operator or furnished by suppliers for which Operator is obliged to reimburse Contractor shall be handed over as received with the daily drilling report. The quantity, description and condition of materials and supplies so furnished shall be verified and checked by Contractor, and such delivery dockets shall be properly certified as to receipt by Contractor’s designated representative.

13.4	All labour, materials, special tools, supplies or services furnished by Contractor for which Operator is obliged to reimburse Contractor shall be recorded as provided on the daily drilling report and/or individual dockets which must be approved by Operator’s on-site representative. Payment shall be made only in respect of items so recorded. Contractor will be under no obligation to take over Operator’s surplus items on completion of operations.

14	RESPONSIBILITY FOR LOSS OR DAMAGE, INSURANCE, INDEMNITY AND RELEASE OF LIABILITY

14.1	Contractor shall assume liability at all times for damage to or destruction of Contractor's surface equipment, regardless of when or how such damage or destruction occurs, and Contractor shall release Operator and /or Kibbutz Sde Eliyahu or anyone on the kibbutz behalf of any liability for any such loss, except loss or damage under the provisions of Paragraph 10 or Subparagraph 14.3.

14.2	Contractor shall release Operator and /or Kibbutz Sde Eliyahu or anyone on the kibbutz behalf of any liability for, and shall protect, defend and indemnify Operator from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Contractor's employees or Contractor's subcontractors of any tier (inclusive of any agent or consultant engaged by Contractor) or their employees, or Contractor's invitees, on account of bodily injury or death. Contractor's indemnity under this Paragraph shall be without regard to and without any right to contribution from any insurance maintained by Operator pursuant to Paragraph 14.

14.3	Notwithstanding anything to the contrary contained herein, it is understood and agreed by and between Contractor and Operator that the responsibility for pollution or contamination shall be as follows:

Except as otherwise provided herein, Contractor shall assume all responsibility for, including control and removal of, and shall protect, defend and indemnify Operator from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination, which originates above the surface of the land or water including but not limited to spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, ballast, bilge and garbage. Contractor shall release Operator and its suppliers, contractors and subcontractors of any tier of any liability for the foregoing.

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14.4	Contractor shall at all times during the term of this Agreement effect and maintain through a duly licensed and reputable insurance company, subject to approval by Operator which approval will not be unreasonably withheld, the insurance coverage described below and as may be additionally required in Exhibit V, at Contractor’s own cost and expense and require all sub-contractors to maintain similar cover with limits not less than those set forth and name Operator as an additional insured on such policies. Copies of the certificates of insurance shall be provided prior to the spud date.

(a)	Employers Liability

Employers Liability with the limits as described in Exhibit V per occurrence and in the aggregate.

Workers Compensation with a minimum limit of $1,000,000 (USD one million) per person with a $2,000,000 (USD two million) aggregate for employees of foreign jurisdiction.

(b)	Compulsory Third Party Bodily Injury

Compulsory Third Party Bodily Injury Insurance covering registered motor vehicles as required by law for all registered vehicles engaged under this Agreement.

(c)	Automobile Bodily Injury and Property Damage Liability

Automobile Bodily Injury Gap and Property Damage Liability insurance covering all motor vehicles engaged under this Agreement with an overall limit of $5,000,000 (USD five million) per occurrence and in the aggregate per vehicle.

(d)	Public Liability

Public Liability insurance with an overall limit of $5,000,000 (USD five million) per occurrence and in the aggregate covering death, bodily injury, damage to property arising out of the operations covered by, or not otherwise described in this Agreement and accidental, negligent or intentional environmental damage.

(e)	General Property

General Property insurance covering all risks of physical loss of or damage covering all the equipment owned by the Contractor or in his care, custody or control at full reinstatement value including machinery breakdown.

This policy shall also cover expenses incurred in the removal of debris of the property covered.

14.5	The Contractor is obligated to include in any contractual agreements with subcontractors and/or other service providers with connection to all services under this agreement, a clause stating that all service providers will obtain the appropriate insurance coverage for their activities, as set forth in Clause 14 and 14.4 above, for as long as they are under contract with the Contractor and with regards to their Professional Liability, for any other period, after their working relationship with the Contractor has ended, and as long as they have liability and/or until the end of the limitation period. For the avoidance of any doubt, the sole responsibility for the obtaining and/or lack of the appropriate insurance coverage of the other above mentioned service providers, rests on the Contractor.

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14.6	The insurance coverage referred to in clause 14.4(c), (d) and (e) shall be obtained in the Contractor's name and shall contain a "Waiver of Subrogation Clause" stating that the insurer waives all rights of subrogation against the Operator and directors, officers and employees of Operator and Contractor in respect of which the work under this Agreement relates, provided that this “Waiver of Subrogation” will not apply in the event of any of the above mentioned persons’ willful misconduct, gross negligence or breach of any relevant rules or regulations. In the liability insurance coverage, (clauses 14.4(a), (c), (d)) the Indemnified Persons shall be added to the name of the insured subject to a "Cross Liability Clause" stipulating that the insurance coverage shall apply as if a separate policy had been issued to each insured.

The insurance policies under this Agreement shall be exclusive to the Drilling Operations and the Optional Drilling Operations referenced in clause 2 hereunder and shall not cover any other Drilling activities of Contractor in Israel.

14.7	Contractor shall prior to commencing the work forward to Operator certificates of insurance or other evidence of insurance coverage all in a form satisfactory to Operator confirming that all of the required insurance policies are in force. As per Operators request, Contractor shall deliver to Operator copies of all the policies referred to in clause 14.

14.8	The effecting and keeping in force of insurance as required by this clause 14 shall not in any way limit the liabilities, responsibilities and obligations of Contractor under other provisions of this Agreement.

14.9	If Contractor fails to effect or keep in force any of the insurance coverage which it is required by this Agreement to effect, Operator may effect and keep in force such insurance and pay such premiums as may be necessary for that purpose and may recover as a debt from Contractor the amount so paid or Operator may refuse payment of any sum due to Contractor until satisfied that such insurance has been effected.

14.10	If Contractor becomes aware that any insurance policy which it holds for the purposes of this Agreement will be cancelled or changed, then Contractor will immediately notify the Operator of that cancellation or change together with full details of the cancellation or change and immediately act to restore such coverage.

14.11	The policies specified in clause 14 shall include a provision stating they are primary and take precedence over any insurance affected by the Operator or on his behalf.

14.12	Contractor shall give immediate written notice to Operator of any accident or damage likely to form the subject of an insurance claim and shall give all information and assistance in respect thereof that Operator may reasonably request.

14.13	In the event that any demand and/or claim is made to Contractor, it shall promptly notify the Operator and convey any information pertaining to such demand and/or claim and the alleged cause for such demand and/or claim. If such demand and/or claim may also be brought against Operator and/or the Indemnified Person (together with Contractor and/or separately), then Contractor shall not negotiate, pay, settle, admit or repudiate any insurance claim in relation to the insurance coverage required hereunder without the written consent of Operator (which consent shall not be unreasonably withheld), and Contractor shall permit Operator and any Indemnified Person to take proceedings in the name of Contractor to recover compensation or secure an indemnity from any third party in respect of any of the matters covered by the said required insurance coverage. In any event Contractor shall not negotiate, pay, settle, admit or repudiate any insurance claim in relation to insurance coverage required hereunder unless any and all demands and claims regarding the cause for such demand and/or claim are simultaneously and unconditionally waived, in writing, against Operator and the Indemnified Person.

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14.14	Contractor hereby indemnifies the Indemnified Persons and Kibbutz Sde Eliyahu and agrees to hold and save them all harmless from and to keep them all indemnified against all actions, proceedings, suits, claims, demands, damages, losses, costs, charges and expenses arising in any way related to this Agreement in respect of:

a)	injury to or death of any subcontractor of Contractor or any employee or agent of Contractor or of any of its subcontractors or damage to or destruction of property of any such person, corporation or firm howsoever caused except to the extent that such damage arises directly as a result of an action of an Indemnified Person as a result of an Indemnified Person’s willful misconduct or gross negligence;

b)	damage to or destruction of any materials or equipment furnished by Contractor hereunder or any other materials or equipment owned by or rented to Contractor howsoever caused except to the extent that such damage arises directly as a result of gross negligence or willful misconduct of Indemnified Persons, and except as otherwise provided in Clause 16;

c)	injury to or death of any other person or damage to or destruction of any other property (including but not limited to employees of the Indemnified Persons and property of the Indemnified Persons) in any way sustained or alleged to have been sustained except to the extent that such damage arises directly as a result of an action of an Indemnified Person as a result of an Indemnified Person’s willful misconduct or gross negligence; and

d)	liability, damages, claims, demands, costs, charges, losses and expenses of whatsoever nature including fines or sanctions imposed by government authorities resulting from failure on the part of Contractor or its subcontractors to comply with Clauses 11, 18, 28, 28A or 29 or from gross negligence or willful misconduct by Contractor its employees, agents or subcontractors.

14.15	Notwithstanding any contrary provisions of this Agreement, Contractor will not be responsible for injury, death or property damage to the extent caused directly by gross negligence or willful misconduct of an Indemnified Person or their employees.

14.16	Unless otherwise specifically provided herein, Sub-clause 14.12 shall not affect any rights which Operator may have under applicable Israeli law.

14.17	Operator agrees to indemnify and hold Contractor harmless against claims for damages as follows:

(a)	claims resulting from failure of Operator to obtain valid permits where required under this Agreement; and

(b)	to the extent that those claims arise directly as a result of gross negligence or willful misconduct of Operator.

14.18	Subject to the provisions of sub-clause 14.12 above and unless otherwise mentioned elsewhere in this agreement, Operator shall indemnify Contractor and hold it harmless against all civil liability arising from damage to productive formation, damage to or loss of oil or gas or other underground damage or from the use of radioactive material or damage to or loss of the hole itself except where it can be established that Contractor or any person and/or entity on its behalf acted or failed to act in a manner establishing gross negligence and/or willful misconduct and that such damage arose as a result of the same.

14.19	Subject to the provisions of sub-clause 14.12 above, Operator shall indemnify, defend and hold harmless Contractor from and against all civil liability for any loss or damage resulting from fire, blowout, cratering or any other loss of control of the hole during or subsequent to the conduct of operations except where it can be established that Contractor or any person and/or entity on its behalf acted or failed to act in a manner establishing gross negligence and/or willful misconduct and that such damage arose as a result of the same.

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14.20	Contractor hereby indemnifies the Israeli Ministry of Defense and agrees to hold and save them harmless from and to keep them indemnified against all actions, proceedings, suits, claims, demands, damages, losses, costs, charges and expenses arising in any way related to this Agreement in respect of:

a)	injury to or death of any subcontractor of Contractor or any employee or agent of Contractor or of any of its subcontractors or damage to or destruction of property of any such person, corporation or firm howsoever caused;

b)	damage to or destruction of any materials or equipment furnished by Contractor hereunder or any other materials or equipment owned by or rented to Contractor howsoever caused.

c)	Without derogating from the above, the insurance coverage referred to in clauses 14.1(c), (d) and (e) shall contain a “Waiver of Subrogation Clause” stating that the insurer waives all rights of subrogation against the Israeli Ministry of Defense.

The requirements of this Contract as to insurance are not intended to and shall not in any manner limit or qualify the liabilities and obligations of Contractor under this Contract. Notwithstanding the foregoing, the Parties acknowledge and agree than any and all coverage, indemnification or other requirements herein shall be subject to applicable law.

15.	Taxes and Claims

15.1	Unless otherwise expressly provided herein, Operator shall not be liable to pay or reimburse Contractor in respect of taxes and Contractor shall indemnify and keep indemnified Operator and any other Indemnified Persons from and against any liability for their taxes.

Notwithstanding anything herein contained, Operator shall not be liable to Contractor for any sum which would otherwise be payable to Contractor that Operator has withheld from payment or paid to the person or authority entitled thereto in accordance with any law or regulation. For the purpose of this Sub clause 15.1 the production of any notice of payment, receipt or any duplicate or facsimile thereof shall be conclusive proof of such payment as between Operator and Contractor.

Whenever necessary, the Contractor shall notify in writing the Operator, and the Operator shall procure as a result of such notification that all reasonable steps are taken and all reasonable assistance is given to the Contractor for the purpose of obtaining all necessary documents in Israel which are required under the relevant jurisdiction of the Contractor in order to apply and enjoy the benefit of the fiscal credit in accordance with the favourable taxation treatment instituted under the applicable double taxation treaties (e.g. tax residency certificates).

15.2	Contractor agrees to reimburse Operator on written demand accompanied by relevant supporting documents for all such taxes or governmental charges which Operator may be required to pay on account of employees and/or equipment of Contractor or its sub-contractors. Contractor agrees to furnish Operator with the information required to enable it to make the necessary reports and to pay such taxes or charges. At its option Operator is authorised to deduct based on relevant supporting documents all sums so paid for such taxes and governmental charges from such amounts as may be or become due to Contractor hereunder.

15.3	Contractor agrees to the extent expressly required under the applicable jurisdiction, to pay all claims for labour, materials, services and supplies furnished by Contractor hereunder (other than labour, materials, services or supplies to be paid for by Operator) and agrees to allow to the extent permitted by the relevant laws and regulations no lien or charge to be fixed upon any licence, authority or lease of any well or the land on which any well is to be drilled or other property of Operator.

Contractor agrees to indemnify, protect and hold Operator harmless from and against all such claims and liens.

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15.4	In the event that the Contractor shall receive a claim (or claims) in connection with its activities in Israel hereunder (labour, materials, equipment, services or supplies or for injuries to any person or persons or property not covered by insurance) while payments are owed by Operator to Contractor and Operator deems on reasonable and properly justified grounds communicated in writing to the Contractor, that such claim(s) may affect the Operator then Operator may set-off from future payments to Contractor any or all owed amounts until such time all such claims are satisfied (at which time all such amounts set aside shall be promptly paid to Contractor).

15A	Value Added Tax

15A.1	Notwithstanding clause 15.1, the Operator must pay to the Contractor, to the extent required under the relevant laws and regulations, any amount which is payable by the Contractor on account of value added tax or any other like tax ("VAT") as a consequence of any supply made to the Operator under this Agreement ("VAT Amount").

15A.2	Such VAT Amount will be payable, to the extent required under the relevant laws and regulations, at the same time and in the same manner as payment of the amount upon which the VAT Amount is calculated. The obligation of a party to pay any VAT Amount will be conditional upon such party receiving a tax invoice from the party making the relevant supply. The party making such supply must do all things reasonably requested by the recipient of such supply to enable the recipient of such supply to obtain any input tax credit to which it is entitled.

15A.3	If at any time an adjustment is made as between the Contractor and the relevant taxing authority of an amount paid on account of VAT on any supply made to the Operator under this Agreement, a corresponding adjustment must be made as between the Contractor and the Operator and any payments required to give effect to the adjustment must be made. If the Contractor is entitled to an adjustment by way of refund, the Contractor must notify the Operator and apply for the refund if requested to do so by the Operator.

15A.4	If the Operator makes any supply to the Contractor as a consequence of any matter arising under or in connection with this Agreement, the Contractor must pay to the Operator, to the extent required under the relevant laws and regulations, an amount equal to any VAT payable in relation to that supply such that any consideration for the supply available to the Operator remains the same whether VAT applies or not and the obligations imposed under sub-clauses 15A.1-15A.3 will be read as applying to the Contractor.

15A.5	Despite any other provision of this Agreement, if either party is required to reimburse to the other any cost, expense or other amount (or part) that the other party has incurred in connection with this Agreement, the amount to be reimbursed must be reduced by the amount of VAT included, to the extent required under the relevant laws and regulations, in such cost, expense or other amount and which has been incurred by the party being reimbursed.

15A.6	The parties agree, for the avoidance of doubt, that any sum payable or amount to be used in the calculation of a sum payable expressed elsewhere in this Agreement has been determined without regard to, and does not include, amounts to be added on under this clause on account of VAT.

16.	Responsibilities and indemnity for loss of or damage to equipment or hole

16.1	Contractor shall be liable at all times for damage to or destruction of Contractor’s surface equipment including all drilling tools, machinery and appliances for use above the surface, and for any other type of equipment including in-hole equipment when such in-hole equipment is above the surface regardless of when or how such damage or destruction occurs. Operator shall be under no liability to reimburse Contractor for any loss, except loss or damage caused by gross negligence or willful acts or omissions of Operator or Operator’s agents, servants or employees.

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16.2	All machinery, tools, materials and equipment furnished by Operator shall, at the completion or abandonment of the well, be returned to Operator in as good condition as when received by Contractor, ordinary wear and tear excepted. Contractor shall not be liable to Operator for any loss or damage to such equipment, except that due to the negligence or willful misconduct of or material breach of this Agreement by Contractor its agents, representatives, employees, or subcontractors.

16.3	In the event that the hole is lost or damaged while Contractor is working only on a day work basis or as the result of work performed on a day work basis, and provided that such work was at all times performed in accordance with Good Oil Field Practice and there was no gross negligence or willful misconduct on the part of Contractor, its employees, agents or subcontractors, Operator shall be responsible for such loss or damage to the hole.

16.4	Except where otherwise provided herein, Contractor shall indemnify and hold the Indemnified Persons harmless from and against all claims, actions, proceedings, damages, demands, losses, charges, costs and expenses arising out of the loss of or damage to any of Contractor’s property or property in which it has an interest or that of its contractors, sub-contractors, employees, invitees or agents howsoever arising and howsoever caused except to the extent that such damage is caused directly by the gross negligence or willful misconduct of an Indemnified Person, except that:

(a)	Operator shall to the extent that Contractor’s insurance does not compensate Contractor therefore, be responsible at all times for damage to or destruction of Contractor’s equipment caused by exposure to unusually and unexpected corrosive substances not provided for in this Agreement which are introduced into the completion fluids from sub-surface formations or the use of corrosive additives in the fluid.

(b)	Operator shall to the extent Contractor’s insurance does not compensate Contractor therefore be responsible for any damage to or loss of Contractor’s drilling string and down hole tools, and shall reimburse Contractor the full landed replacement cost of the item or items at site less straight line depreciation of 10% (ten per cent) per year based on the price and date originally paid for lost item(s).

This compensation shall not apply if the loss or damage is a direct result of a failure of Contractor’s surface equipment. In such case Operator will not be liable for any costs as defined in this sub-clause.

(c)	In the event that Operator elects to use an oil base mud and/or introduce oil into the mud system at any time, then prior to commencement of such operations Contractor and Operator shall, upon Contractor's request, mutually agree upon a basis by which the day rate shall be increased during such operations and/or Contractor shall be fully reimbursed for the damage to or loss of Contractor’s equipment as a result of such operations.

(d)	If Operator elects to pressure test Contractor’s annular blowout equipment in excess of the manufacturer’s recommended closing pressures and procedures, then the cost to replace the blowout prevention equipment and associated parts damaged during the continuance of this Agreement as a result of this testing programme will be at the expense of Operator.

(e)	Where Operator's Drilling Program stipulates the use of air or air/mist as a circulating medium or unusually low pH drilling fluids or fluids with an unusually corrosive content Contractor shall be additionally reimbursed at rates to be mutually agreed. Cost of repair of equipment so damaged or replacement of equipment so damaged beyond repair shall be at Operator’s expense to the extent Contractor’s insurance does not compensate Contractor therefore unless otherwise stipulated in the Drilling Order.

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16.5	Operator agrees to observe drill stem design operating limits and recommended practices contained in API Bulletin RP7G, and these will not be exceeded during the course of operations. If Operator elects to exceed these limits or depart from these practices, Operator agrees to accept full responsibility for loss or damage to the drill stem (including any excessive wear, deterioration or fatigue damage) and will properly compensate Contractor for same in accordance with Clause 16.4(b).

16.6	Operator shall be liable for the cost of regaining control of any uncontrolled well. During such time as is taken in regaining control of any well, Contractor shall be paid the applicable rates as herein specified unless Operator notifies Contractor on reasonable grounds that the circumstances arise out of or in connection with any failure by the Contractor to perform the work in accordance with Good Oil Field Practice, any material breach by Contractor of this Agreement or negligence or willful misconduct of Contractor, its employees agents or sub-contractors in which event if Operator establishes the breach of this Agreement, negligence or willful misconduct alleged in its notice under this Clause 16.6, Contractor shall promptly repay all amounts paid by Operators under this Clause 16.6.

16.7	Contractor agrees to visually inspect all material furnished by Operator before using same and to notify Operator of apparent defects therein. Contractor shall not be liable for any loss or damage resulting from the use of materials furnished by Operator unless the loss or damage is caused by any failure by the Contractor to perform the work in accordance with Good Oil Field Practice, by any negligence, willful misconduct of or breach of this Agreement by Contractor its employees, agents or subcontractors.

17.	Independent Contractor Relationship

17.1	Contractor shall be an independent contractor with respect to performance of all work hereunder, and neither Contractor nor anyone employed by Contractor shall be deemed for any purpose to be the employee, agent, servant or representative of Operator in the performance of any work or service or any part thereof in any manner dealt with hereunder. Contractor shall pay all the taxes, fees and all other payments as per the provisions of this Agreement and in accordance with the governing law. Operator shall have no direction or control of Contractor or its employees and agents except as mentioned in this Agreement. The work contemplated herein shall be such as to meet the approval of Operator and be subject to the general right of inspection herein provided for Operator to secure the satisfactory completion thereof.

17.2	The actual performance and supervision of all work hereunder shall be by Contractor, however Operator’s designated representative shall have unlimited access to the site of any well to determine whether work is being performed by Contractor in accordance with Operator’s reasonable instructions and with all the provisions of this Agreement and the Drilling Order. Such representative shall be empowered to act for Operator in all matters relating to Contractor’s performance of the work being undertaken.

For avoidance of doubt in the event that Contractor deems instruction provided hereunder as unreasonable, then Contractor shall immediately notify Operator and explain the reasoning for Contractor's disagreement. In the event that Operator persists on said instructions, Operator shall provide the instructions in writing, and Contractor must abide by the same. The above notwithstanding, Contractor shall not abide by instructions which may result in imminent bodily damage to any person.

18.	Compliance with Laws

In the performance of its obligations under this Agreement, Contractor will comply with all laws decrees and regulations of the State of Israel and with all applicable rules, regulations, decrees, licenses, permits, approvals, authorisations, conditions and requirements of government authorities, agencies and statutory bodies having jurisdiction over any well site, Operator, Contractor or any matter in connection with the work under this Agreement and will ensure compliance therewith by Contractor’s employees and agents engaged in the work under this Agreement and by all subcontractors performing any part of such work. It is specifically noted that noise compliance is a sensitive issue and will be rigidly enforced when operating near houses or public buildings.

Without limiting the generality of this clause Contractor shall comply with the terms of all permits and approvals (if any) annexed to this Agreement.

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19.	Force Majeure

19.1	Except as otherwise provided in this clause 19, each party to this Agreement shall be excused from complying with the terms of this Agreement (other than the failure to pay any money due and payable hereunder) if and for so long as such compliance is materially hindered or prevented by riots, strikes (which are widespread and not limited to the oil and gas drilling industry or any other specific industry), wars against countries (declared or undeclared), dispositions or order of government authority, acts of God, inability to obtain equipment, supplies or fuel which is reasonably beyond the control of the affected party, such causes being herein sometimes called “Force Majeure”. If any failure to comply is caused by a Government law, rule, regulation, disposition or order as aforesaid and the affected party is operating with Good Oil Field Practice in the relevant area of operation and is using all possible endeavours to comply with such law, rule, regulation, disposition or order, that matter shall be deemed beyond the control of the affected party.

In the event that either party hereto is rendered unable (wholly or in part) to carry out its obligations because of a Force Majeure event under this Agreement, it is agreed that such party shall give notice and details of Force Majeure in writing to the other party as promptly as possible after its occurrence. In such cases the obligations of the parties shall be suspended during the continuance of such inability. During periods of suspension Operator shall not incur any liability to make any payment whatsoever to Contractor with the exception of the payments referred to in Clauses 19.2 and 19.3. The Operator and the Contractor will do all within their power to fulfil their obligations according to this agreement as soon as the Force Majeure will end.

19.2	During the continuance of any period of suspension by reason of Force Majeure declared in accordance with Clause 19.1 hereof, Operator shall pay to Contractor the appropriate daily standby rate (with or without crew); provided, however, that the daily rate payable pursuant to this Clause for any period of suspension in excess of fourteen (14) days per well shall be reduced to nil (zero).

19.3	Operator shall be liable for reasonable additional costs incurred by Contractor in transporting Contractor’s personnel from and to the site if it is necessary to enter into extraordinary transportation arrangements, in order to overcome a Force Majeure.

19.4	Any Party may terminate this agreement by notice to the other where an event of Force Majeure has caused the suspension of this Agreement for a continuous period of twenty (20) calendar days or more. Termination pursuant to this clause shall not prejudice rights of parties accrued prior to such termination.

20.	Information Confidential

Contractor shall keep secret and confidential and shall not disclose to any third party without the prior written consent of Operator any information, data testing, surveying specifications, reports, accounts or other documents or information obtained in the course of drilling operations or as a consequence of this Agreement, and the Contractor is aware of the obligations the Operator, as a public company, has, and will therefore take or cause to be taken all precautions as may be necessary to maintain secrecy and confidentiality and prevent disclosure. The obligations of the parties under this Clause 20 shall survive the termination of this Agreement and shall be enforceable at any time in law or in equity.

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21.	Ingress and Egress to Location

21.1	Operator shall secure to Contractor rights of ingress and egress to and from the site on which any well is to be drilled, Operator shall advise Contractor of any limitations or restrictions affecting ingress and egress, and Contractor shall abide by and shall have its servants, agents, employees and sub-contractors abide by such limitations or restrictions. Should Contractor be unreasonably denied free access to any site for any reason not within the reasonable control of Contractor, time lost by such denial shall be paid for at an applicable rate in keeping with the stage of operations at the time in accordance with this Agreement.

21.2	Operator shall prepare and maintain drilling locations with, inter alia access roads, fencing, sewage, drainage, water supply and adequate space (as relevant) so as to enable Contractor to install and operate properly the drilling rig at the drilling locations. Operator agrees at all times to maintain the access road and location in such a condition that will give free access and movement to and from the drilling site to an ordinarily equipped highway type vehicle carrying loads which comply with appropriate regulations. If Contractor is required to use bulldozers, tractors or any other specialised transportation equipment for the movement of necessary personnel, machinery or equipment over access roads or on the drilling location, then Operator shall furnish them at Operator’s expense without cost to Contractor.

21.3	Operator shall prepare a sound location capable of properly supporting the Rig and shall install a suitable conductor pipe program adequate to prevent soil and subsoil wash out. If the knowledge of the location and access routes to the location of drilling operations assumes relevance and is within the knowledge of either party, such party shall advise the other of any known sub-surface conditions or obstructions (including but not limited to mines, caverns, sink holes, streams, pipelines, power lines and telephone lines) which might be encountered while en route to the location or during operations under this Agreement. In the event of sub-surface related loss or damage to the rig, its associated equipment, or personnel resulting there from, such knowing party shall without regard to other provisions of this Agreement reimburse the other party to the extent not covered by such other party’s insurance for all such loss or damage including payment of standby rates during repair or demobilization if applicable.

22.	Conflicts and Waivers

22.1	In the event that there is a conflict between the provisions of this Agreement and any papers or documents which may have been executed or passed between the parties in connection with the subject matter of this Agreement, the provisions of this Agreement shall prevail.

If there is a conflict between the provisions of the main body of this Agreement and those of its Annexures, the following order of precedence shall apply:

(a)	The Drilling Order and/or the Rig and Rate Schedule shall prevail;

(b)	The stipulations of the main body of this Agreement shall supersede over all other annexures other than those stipulated under sub-clause 22.1(a) above and Annexure or Exhibit V;

22.2	None of the requirements of this Agreement shall be waived by either party unless the same is done in writing and duly executed by both parties.

22.3	This Agreement supersedes and replaces any oral or written communication, negotiation and/or agreement made between the parties relating to the subject matter of this Agreement.

23.	Term

23.1	The parties shall be bound by this Agreement until termination in accordance with its terms.

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23.2	Subject to Clause 23.1 this Agreement shall terminate on the first to happen of the following events:

(a)	immediately if the Rig becomes a total effective or constructive loss; or

(b)	the Services are completed on any Well being drilled under this Agreement with regard to such Well.

(c)	If Contractor fails to commence Daily Rate activities on the first well hereunder within five (5) days from the date by which the Company accepts the rig on the MJ#1 location and all acceptance tests as referenced in Annexure VI have been approved by a Company representative, provided however that all conditions and obligations laid down in Subclause 6.1 above have been duly, timely and completely satisfied/discharged by the Operator, the Contractor shall pay to Operator as agreed upon compensation the sum of two hundred and fifty thousand dollars (USD 250,000) in addition to a return of any Rig Commissioning or Mobilization payments made to date, without any requirement from Operator to demonstrate damages. The parties attest that said amount reflects to the best of their understanding the entire amount of damages to Operator as foreseen by the parties at the time of this Agreement.

(d)	At Operator's will in the event that Operator is dissatisfied with Contractor's performance and/or in the event that Contractor is in breach of the essential obligations undertaken under this Agreement which shall include, inter alia, performance of any of Contractor's undertakings hereunder in a manner that contravenes Good Oil Field Practice and Contractor fails to remedy such breach within 14 days from receipt of Operator’s notice.

23.3	Notwithstanding Clauses 23.2(b), 23.2(c) and/or 23.2(d), Operator shall have the right to terminate this Agreement at any time, upon written notice to Contractor, however, such termination shall be subject to payment as following:

(a)	If termination is more than 30 days prior to the mobilization date of the Contractor’s equipment, then compensation to Contractor shall be in the agreed amount as included in Clause 2 of Annexure II, Rig and Rate Schedule;

(b)	If termination is less than 30 days prior to the mobilization date of the Contractor’s equipment, then compensation to Contractor shall be in the agreed amount as included in Clause 2 of Annexure II, Rig and Rate Schedule;

23.4	Notwithstanding any early termination of this Agreement, the parties shall continue to be bound by the provisions of this Agreement that reasonably require some further action or forbearance by either party.

24.	Assignment and Sub-Letting

24.1	Operator may employ other contractors to perform any of the operations or services to be provided or performed by it under this Agreement. Contractor may not assign this Agreement or any of the work or other obligation to be performed under it without the prior written approval of Operator. Upon written notice and approval of the Operator, the Contractor may assign this Agreement to any of its affiliates, the Operator’s consent to such assignment not being unreasonably withheld, conditioned or delayed. If Contractor shall cause any part of the Services hereunder to be performed by an affiliate, Contractor shall remain liable for all of its obligations hereunder. Under no circumstances shall any affiliate, or its agents, servants, or employees be considered employees of Operator.

24.2	In the event of a permitted assignment, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the assigning party and assignment does not extend the term of this Agreement.

24.3	The Contractor agrees that if for any reason the Operator wishes to allow another operator a working window in the work scope of this Agreement, the Contractor will co-operate with this other operator with regards to financial and working issues associated with the other operator’s program. However, it is fully understood by the Contractor that the Operator shall have no responsibility or liability whatsoever for any services provided by the Contractor to another operator during the provision of any such services.

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25.	Notices

Any notice shall be deemed to have been properly given and delivered to the party to which it was directed if it is delivered in person, sent by confirmed or read receipt email, sent by pre-paid registered mail or by facsimile to such party at the address specified in this Agreement or to such other person and /or address as such party or its designated representative may notify the other party in writing. If any notice is given by pre-paid registered mail such notice shall not be effective until three (3) days after it has been mailed. If any notice is given by facsimile it shall be deemed to be received immediately after the time at which it was successfully sent.

26.	Governing Law

This Agreement shall be governed by the laws of the State of Israel.

The parties shall attempt to resolve any unresolved dispute arising herefrom or in connection hereto by arbitration pursuant to Clause 31.

27.	Patents and Licences

In addition to the indemnifying provisions contained in this Agreement, Contractor represents and warrants that the use or construction of any and all tools and equipment furnished by Contractor and used in the work provided for in this Agreement does not infringe any licence or patent which has been issued or applied for and Contractor agrees to indemnify and hold Operator harmless from any and all claims, demands and causes of action of every kind and character in favour of or made by any patentee, licensee or claimant of any right or priority to any such tool or equipment or the use or construction thereof which may result from or arise out of the furnishing or use of any such tool or equipment by Contractor in connection with the work under this Agreement.

28.	Safety, Health and Welfare

28.1	Contractor shall ensure that the Israeli law in respect to Safety, Health and Welfare are fulfilled, including the provisions of the Organization of Labor Inspection Law-1954 and the Safety at Work Ordinance -1970 and that Contractor’s employees shall adhere to the Operator’s HSE plan.

The Contractor shall ensure that all Contractor’s employees at the site are adequately and physically suitable to perform their duties irrespective of the location or environment.

Contractor shall in respect of each person employed or engaged by Contractor ensure so far as is practicable that that person, while at work, is safe from injury and risks to health and in particular:

(a)	shall provide and maintain so far as is reasonably practicable:

(i)	a safe working environment;

(ii)	safe systems of work;

(iii)	plant and substances in a safe condition.

(b)	shall provide facilities which comply with all legal requirements and conform with the requirements of Good Oil Field Practice.

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(c)	shall provide such information, instruction, training and supervision as are reasonably necessary to ensure that each employee is properly trained in the use of equipment and aware of all relevant risks to health.

(d)	shall monitor the health and welfare of all employees in its employment insofar that monitoring is relevant to the prevention of work related injuries.

(e)	Make sure all necessary Contractor employees have current IWCP or Well Cap well control certificates as appropriate to the position which the employee holds.

(f)	Fully comply with the Safety Work Regulations ( Working at Heights ) 2007

28.2	Contractor shall take all measures necessary or proper to provide safe working conditions and procedures during the carrying out of any drilling or other operations pursuant to this Agreement.

28.3	Contactor shall provide a suitable experienced full-time Safety and Training Officer, acceptable to Operator to supervise the occupational health and safety performance of the Contractor's personnel. Contractor shall submit a summary of each Safety and Training Officer’s training and oilfield experience for Operator’s approval before each Safety and Training Officer first goes out to Rig.

The Safety and Training Officer shall perform the following duties under the direction of Contractor’s tool pusher:

(a)	actively participate in the pre-spud meeting; observe methods of work and occupational health and safety procedures in the work place and correct unsafe and/or inefficient work procedures;

(b)	observe and train inexperienced crewman where necessary;

(c)	conduct training lectures for Contractor’s employees on site;

(d)	inspect equipment for suitability and safe operating condition;

(e)	prepare and submit a report to Contractor for transmission to Operator which specified the activities performed by Contactor’s Safety and Training Officer and which contains any recommendations made for increasing safety and improving occupational health and efficiency in the work place.

The Safety and Training Officer shall spend the majority of his or her working time around the rig and the rig floor and shall not be used as a labourer or replacement worker.

The Safety and Training Officer shall be provided by the Contractor in addition to the minimum full rig crew detailed in section 5 of the Rig and Rate Schedule at no additional cost to Operator.

28.4	Contactor shall at all times give due consideration to the interest of property owners and occupiers wherever involved and all carry out the work in a manner causing the least possible inconvenience and injury to those owners and occupiers, and to the environment and the ecology. Contactor shall properly protect the property of Operator and others at the site or adjacent to the work.

28.5	Both parties shall take all steps to prevent accidents or injuries to employees and other persons or damage to property and shall provide and maintain so far as practicable for their respective employees a working environment that is safe and which does not expose them to unreasonable risks to health.

28.6	Contractor will comply with the reasonable requirements of Operator with respect to Occupational Health Safety and Environment.

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28A. Environmental Protection

28A.1	Contractor acknowledges Operator’s commitment to conduct its operations in a manner which complies with all relevant approvals, authorisations and environmental protection and pollution control legislation of Israel and also ensures that such operations do not cause environmental damage or pollution.

Contractor agrees to perform the work under this Agreement in a manner consistent with Good Oil Field Practice and in such a way as to avoid (or where some environmental damage or pollution is unavoidable, minimise) environmental damage or pollution.

28A.2	(a)	Prior to commencing the work under this Agreement, Contractor shall review and familiarise itself with all relevant approvals, authorisations and environmental guidelines and reports submitted to it by Operator.

(b)	Contractor shall comply with and shall ensure that its employees, agents and subcontractors comply with the conditions, requirements and guidelines referred to in Clause 28A.2(a) throughout the term of this Agreement to the extent that the same are applicable to the work under this Agreement.

28A.3	If during Contractor’s performance of the work under this Agreement, Operator is of the reasonable opinion supported by relevant written documents and/or factual background that Contractor is either not performing such work in compliance with all applicable environmental protection laws, rules and regulations, approvals, authorisations and conditions issued or imposed by relevant state or local governments and all environmental guidelines and procedures furnished by Operator to Contractor from time to time or is conducting the work in such a way as to endanger the environment or in such a way as to risk being in breach of any laws, rules or regulations, approvals, authorisations or conditions relevant to the performance of the work, then Operator shall notify Contractor in writing of the breach involved, and Contractor shall forthwith rectify the breach so notified.

28A.4	In the event that Contractor does not rectify a breach notified in accordance with Clause 28A.3 within 48 hours of the said notification, or an earlier period if so ordered by any Governmental and/or municipal authority and/or any court order, Operator may direct Contractor to suspend the work under this Agreement until such time as Contractor satisfies Operator that such work will be resumed in conformity with all applicable environmental protection provisions.

28A.5	During periods of suspension referred to in Clause 28A due to environmental cause, Operator shall not be required to make any payment whatsoever to Contractor and in the event that Contractor fails to rectify the breach, or if Contractor’s performance of such work has involved recurring breaches of environmental protection provisions, then Operator may terminate this Agreement immediately and shall pay Contractor for work performed in addition to any costs to which the contract allows to be rebilled to Operator, up to the date of suspension but without prejudice to any entitlement of Operator to damages or any indemnity provided in this Agreement.

28A.6	Contractor shall not allow any tank waste, oil, drilling cuttings, hazardous chemicals, radioactive material or other pollutants to be discharged or allowed to escape from materials brought onto Operator’s site by Contractor or its subcontractors or from materials under Contractor’s or any of its subcontractors’ control. Contractor shall notify Operator immediately of any act of pollution or potentially polluting event. For each and every such event Contractor shall deliver a completed report to Operator forthwith. Notwithstanding any other provision of this Agreement, Contractor shall, at its own expense, clean up any pollution from its equipment or subcontractor’s equipment.

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29. Safety

29.1	Contractor shall take all measures necessary or proper to provide safe working conditions and procedures for the performance of the Services. Contractor shall comply with relevant Israeli regulations and any other Codes of Practice and Regulations insofar as they can be applied.

29.2	Contractor shall not permit smoking or any open flame in any area within 45 metres of wellbore. No welding operations during the course of drilling or completion operations are to be undertaken within 45 metres of wellbore without prior authorisation from the Operator’s Representative and only after all appropriate precautions have been taken.

29.3	If during performance of the Services Operator’s Representative is of the opinion that Contractor is either:

(i)	not conducting the Services in compliance with Operator’s or Contractor’s Safety Procedures all applicable safety rules and regulations imposed by law and all safety rules and procedures furnished by Operator to Contractor from time to time; or

(ii)	is conducting the Services in such a way as to endanger the safety of Contractor’s personnel or visitors or Operator’s contractor’s personnel or visitors as well as operator's plant, equipment or materials, then Operator’s Representative shall notify Contractor in writing of the breach of safety involved, and Contractor shall immediately rectify that breach of safety so notified.

29.4	In the event that Contractor does not rectify the breach of safety notified in accordance with Clause 29.3, Operator’s Representative may direct Contractor to suspend the Services until such time as Contractor satisfies Operator’s Representative that the Services will be resumed in conformity with all applicable safety rules, regulations, laws and procedures. Operator may terminate this Agreement immediately and shall pay Contractor for work performed in addition to any costs which the contract allows to be rebilled to Operator, up to the date of suspension but without prejudice to any entitlement of Operator to damages or any indemnity provided in this Agreement.

29.5	During periods of suspension referred to in Clause 29.4 above, Operator shall not incur any liability to make any payment whatsoever to Contractor.

29.6	Contractor shall ensure that all of its sub-contractors, agents and employees wear protective clothing and other apparel which conforms with the Israeli Standards and all relevant Acts and Regulations.

Contractor shall ensure that notices and warning signs are displayed and maintained in accordance with relevant statutory requirements.

Each person present at the site shall comply with Operator’s Occupational Health and Safety Policy and shall at all times:

(a)	Wear a hard hat of a type approved by the relevant authorities in hard hat areas, as designated.

(b)	Wear appropriate safety clothing and safety footwear.

(c)	Wear eye protection and other apparel for hazardous operations as required by any statutory instrument of a standard approved by the relevant authorities.

29.7	All first aid provisions shall comply with all relevant statutory Acts and Regulations of the State of Israel. Contractor shall ensure that sufficient members of its staff are trained to administer first aid. Contractor shall supply and maintain first aid equipment and facilities appropriate for the number of employees engaged in the work and the types of work being performed.

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29.8	Contractor shall ensure that all equipment and machinery engaged in performing the Services is safe for its intended use and shall install all necessary barriers, guard rails and other safety devices necessary for the safe performance of the Services. Operator retains the right to monitor, inspect or audit work systems, machinery and equipment used by Contractor to perform the work and to stop any work which it considers to be unsafe or environmentally damaging. Unless otherwise approved in writing by Operator’s Representative, Contractor shall remain responsible for and shall rectify any work system, machinery or equipment at its own expense where such action is required under this Clause.

29.9	Contractor agrees to maintain well control equipment in good operating condition at all times and shall use all reasonable endeavours to control and prevent fires and/or blowouts and to protect the hole, personnel and Operator’s equipment.

Operational checks on the Blowout Preventer equipment shall be made by the Contractor in accordance with procedures described in the Drilling Program and as directed by Operator’s Representative. In any event such checks shall be carried out by Contractor before drilling out from under surface casing on each well and thereafter as directed by Operator’s Representative. All Blowout Preventers shall be of the type size and pressure rating as agreed with Operator.

29.10	Contractor shall immediately report to Operator’s Representative and directly to Operator’s Drilling Manager any death or serious injury to any person resulting from an accident or event on the well site.

All accidents must be recorded in accordance with relevant legislation. All accidents should have a first incident report filled out and delivered to Operator within 24 hours. Depending on severity of incident and risk taken, a root cause analysis should be performed by Contractor and signed off on by Operator as deemed necessary by Operator.

Contractor shall ensure that current copies of the Regulations under the Petroleum Act, Occupational Health Safety and Welfare Act and Joint Code of Environmental Practice are available at the well site at all times.

30. Right of Audit

30.1	Operator’s duly authorised representatives shall have access at all reasonable times during the continuance of this Agreement and for a period of two (2) years thereafter to all of Contractor’s and its subcontractor’s and agent’s personnel books, records, correspondence, instructions, plans, drawings, receipts, vouchers and memoranda of every description pertaining to the work under this Agreement for the purpose of auditing and verifying that the charges presented by Contractor to Operator for payment are in accordance with this Agreement. Operator’s representatives shall have the right to copy any of the aforesaid documents. Contractor shall preserve and shall cause its sub-contractors and agents to preserve all the aforesaid documents for a period of two (2) years after the completion and acceptance or termination of the work.

30.2	Contractor shall ensure that any subcontract entered into by the Contractor and/or agent retained in relation with the performance of the Services confers upon Operator the same audit rights in relation to such subcontractor and/or agent as are conferred upon Operator by Clause 30.1.

31. Amicable Settlement and Arbitration

31.1	Any and all contractual or other disputes or claims arising out of or in connection with this Agreement, including but not limited to any questions regarding its existence, performance, breach, validity or termination thereof (the “Dispute”) shall be resolved by amicable discussions between the parties whenever possible.

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31.2	In the event of a Dispute, either party shall serve a written notice upon the other party (the “Dispute Notice”) proposing that the parties seek to resolve the Dispute by amicable negotiation.

31.3	If a Dispute is not amicably settled within 30 (thirty) days as of the receipt of the Dispute Notice, the parties shall seek to resolve such Dispute by negotiation between their representatives. The representative of each party, who has the authority to negotiate the settlement of a Dispute for a party, shall either participate by phone conferences or meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. In the case of any dispute or matter under this Agreement referred explicitly and directly to this Clause 31.3, such agreed decision of both the representatives of the parties shall be final.

31.4	Without prejudice to either party’s rights under the applicable laws to follow a summary judgment procedure before the courts of law in order to obtain payment of amounts of money which are not disputed by the other party (for example, payment summons procedures), if a Dispute is not amicably settled within 60 (sixty) days as of the receipt of the Dispute Notice, such Dispute shall at the request of either party, to the exclusion of the ordinary courts be referred to and finally resolved through arbitration under Israeli Rules of Arbitration by three (3) arbitrators, unless agreed differently by parties.

31.5	The place of arbitration shall be Tel Aviv, Israel. The language of arbitration shall be English, including oral hearings, written evidence and correspondence. The award of the arbitrators will be final, binding and enforceable for both parties.

31.6	The Dispute shall be decided solely by the arbitrators (including the allocation of any costs), and any award rendered by the arbitrator or arbitrators shall be final and binding upon the parties and may if necessary be enforced by any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

31.7	The provisions of this Agreement relating to arbitration shall continue in force notwithstanding the termination of this Agreement.

32. Not used

33. Suspension of Operations

33.1	Operator may at any time suspend operations under this Agreement for such period of time as it may desire by giving to Contractor a two (2) day period notice in writing to that effect.

33.2	At any time following the giving of such notice by Operator but prior to the suspension of operations, Operator may rescind the notice, and in that event Contractor shall continue the drilling or other operations under this Agreement as if the said notice had not been given by Operator.

33.3	Following receipt by Contractor of a notice under Clause 33.1, Contractor may within a period of ten (10) days request Operator to exercise its powers to terminate this Agreement under Clause 23, and if Operator agrees, the said notice shall be treated as if it were a notice given by Operator pursuant to the provisions of Clause 23.

33.4	At any time during the period of suspension Operator may give to Contractor a further notice in writing requiring Contractor to resume drilling and other operations under the terms of this Agreement.

33.5	During the period of suspension the rights, duties and obligations of the parties shall be suspended for such period of time as the period of suspension shall operate and without limiting the generality of the foregoing, Operator shall not be liable for any payments which might otherwise have been payable under this Agreement except for those stipulated under Sections 17 (n) and 17 (o) of Annexure I to this Agreement as well as any other reasonable payments relating to expenses necessarily incurred in demobilising the crews at the start of the suspension period and remobilising the crews on resumption of operations hereunder

--The rest of this page is left intentionally blank --

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Executed as an Agreement on the Signing Date.

Signed for and on behalf of		Signed for and on behalf of
Zion Oil & Gas, Inc.		S.C. Daflog SRL
by its duly authorised representative		by its duly authorised representative
in the presence of:		in the presence of:

/s/ John M. Brown		/s/ Pocean Cristina
Signature of witness		Signature of witness

/s/ John M. Brown		/s/ Pocean Cristina
Name of witness		Name of witness

/s/ Dustin L. Guinn		/s/ Emanuel Popescu

Dustin L. Guinn, President & COO

S.C. Dafora S.A., as designated subcontractor, hereby confirms the statements and representations set forth in the recitals on page 3 hereinabove limited to the provisions and according to Contract No. 991 dated October 6th 2016.

Emanuel Popescu, Director General Name of authorised representative
Signed for and on behalf of S.C. Dafora S.A. by its duly authorised representative in the presence of:

/s/ Peter Egon Dorner,		/s/ Gheorghe Calburean
Senior Partner, Judicial Administrator CITR		Signature of authorised representative

Signed for and on behalf of CITR (Transylvania House of Insolvency)	) )
by its duly authorised representative	)	/s/ Gheorghe Calburean
in the presence of:	)	Gheorghe Calburean, Special Administrator

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Annexure I: Drilling Order

Description of Work and Site of Wells

1.	Commencement Date

2.	Not Used

3.	Number of Wells

4.	Depth

5.	Not Used

6.	Completion of Wells

7.	Drilling Rig and Equipment to be furnished by Contractor

7.1.	The Drilling Rig

This shall be in accordance with the detailed Rig Equipment Inventory attached as Annexure IV. The rig shall be capable of drilling up to depth specified in the Rig and Rate Schedule and to carry out the required Drilling Program.

7.2.	Transport Equipment and Motor Vehicles

TBA

7.3.	Camp and Equipment

TBA

7.4.	Personnel to be furnished by Contractor

All personnel and supervision necessary to satisfactorily operate the Rig on a twenty-four (24) hours a day six (6) days a week basis shall be furnished by Contractor as detailed in Section 4.0 of the Rig and Rate Schedule. Reference Clause 6.6 of the Agreement.

8.	Not Used

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9.	Labour, Equipment & Services to be provided at the Well Site or Sites

All machinery, equipment, tools, materials, supplies, instruments, services and labour listed in the following numbered items shall, subject to the other provisions of this Agreement, be furnished as and when necessary by and/or at the expense of the party hereto designated by “X” in the appropriate column as follows:

		Supplied by		Expense of
		Contractor	Operator	Contractor	Operator
9.1	All personnel and supervision necessary to operate the drilling rig, equipment and services on a 24 hour 7 days-a week basis.	X		X
9.2	a) Transport of all Contractor’s personnel from point of hire to drill site and return.	X		X
	b) Transports of all Contractor’s personnel for rest leave away from drilling location.	X		X
	c) Transport of crew to drilling rig.	X		X
	d) All transportation equipment for Contractor’s Toolpusher on drilling Location.	X		X
	e) Utility forklift of 6 tonne capacity for use on or around drilling location while drilling. Forklift to be equipped with pallet forks, single point lifting frame and bucket attachments.	X		X
9.3	Rat hole & mouse hole drilled and cased.	X		X
9.4	Conductor pipe.		X		X
9.5	a) Flow pipe and risers.	X		X
	b) Lines.	X		X
9.6	Rig matting boards.	X		X
9.7	a) Electricity supply for drilling rig and accessories and Operator’s building (240 volt 50 cycle single phase 7.5kVA)	X		X
	b) Electric light fixtures and bulbs	X		X
	c) Electricity supply for mud logging units 440V, 3 phase, 50/60 cycle, 15 kVA. Maximum spiking limitation + 40 volts.	X		X
9.8	a) Fuel storage.	X		X
	b) Maintaining Rig fuel supply.	X	X	X	X
9.9	Mud storage in addition to suction pits as per Rig Equipment Inventory.	X		X
9.10	Cleaning solvents for Contractors Equipment.	X		X

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		Supplied by		Expense of
		Contractor	Operator	Contractor	Operator
9.11	Soft rope, rags, etc.	X		X
9.12	a) Fishing tools (taps, jars, overshots, junk baskets, magnets) necessary to fish for all Contractor supplied drill pipe and drill collars.	X		X
	b) Replacement and repair of Contractor’s down the hole tools damaged as a result of fishing (see also Clauses 14 and 16.		X		X
9.13	Rig Maintenance.	X		X
9.14	Drill pipe casing protectors.		X		X
9.15	Drill pipe wipers.	X		X
9.16	Casing and tubing tools (tongs, power tongs, casing spider, elevator and slips) for 13-3/8”, 9-5/8”, 7”, 5-1/2” casing/tubing.		X		X
9.17	Automatic Drilling Time Recorder 5 Pen.	X		X
9.18	Welding for Contractor's; operations and equipment, excluding high pressure welding	X		X
9.19	a) Furnish and maintain adequate roadway to location, right of way, including rights of way for fuel and water lines, river crossings, gates and cattle guards.		X		X
	b) Stake location, clear and grade location, and provide turnaround including surfacing when necessary.		X		X
9.20	Site preparation including digging of waste pit and grading location		X		X
9.21	Excavation, if necessary, for mud suction pit or tank.		X		X
9.22	Radio and/or telephone at rig for communication with Contractor’s base.	X		X
9.23	Permanent or special radio and/or telephone installation, for Operator’s use		X		X
9.24	Clean Up: a) Contractor’s supplies and rubbish..	X		X
	b) Operator’s supplies and rubbish. Sump, pits and site		X		X

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		Supplied by		Expense of
		Contractor	Operator	Contractor	Operator
9.25	All tubular goods, hangers packers, etc in connection with formation, testing and flow testing.		X		X
9.26	Casing, shoes, float collars, basket, scratchers, centralisers and other permanent casing accessories.		X		X
9.27	Wellhead connections and all equipment to be installed in or on well or on the premises for use in connection with drilling, testing, completion and operation of well.		X		X
9.28	Crossover spools from Operator’s wellhead equipment to Contractor’s BOP.	X		X
9.29	a) Cement.		X		X
	b) Cementing Services.		X		X
9.30	Materials or service for any permanent installation which will remain part of well.		X		X
9.31	Water Storage pits (earthen).		X		X
9.32	a) Rig water supple to within 60 metres of cellar (includes Dam).		X		X
	b) Potable camp water supply delivered		X		X
9.33	a) Incidental maintenance water lines within 60 metres of cellar.	X		X
	b) Water pit pump.	X		X
9.34	Water well pump, if necessary.		X		X
9.35	Fuel for water pump and miscellaneous Operator usage at Contractor’s invoice price with no premium for handling.		X		X
9.36	Operations and incidental maintenance of water well pump, water lines and water well air compressor outside 60 metres of the wellhead.		X		X
9.37	a) Oil and greases for rig and associated equipment.	X		X
	b) Oil and greases for Contractor’s oilfield vehicles including lease truck and/or forklift truck.	X		X
	c) Oil and greases for Contractor’s crew cars	X		X

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		Supplied by		Expense of
		Contractor	Operator	Contractor	Operator
9.38	Mud and chemicals.		X		X
9.39	Fuel oil for oil base or oil emulsion muds.	X (Operator’s	X Option)		X
9.40	Disposal of Drilling fluid.		X		X
9.41	Lost circulation materials.		X		X
9.42	Mud storage for special muds other than specified in well programmes. Tarpaulin cover for mud stocks.		X		X
9.43	Casing or tubing thread lubricant,	X (Operator’s	X Option)		X
9.44	Transportation at day work rates, of Contractors’ drilling equipment to site or between sites,		(Mutual option)		X
9.45	Demobilization of Contractor’s drilling equipment and rig from the site at Agreement completion,	X			X (per terms of Agreement)
9.46	a) Pit level recorder.		X		X
	b) Flowshow.		X		X
9.47	a) Stabilisers for production hole.		X		X
	b) Stabilisers for surface hole.		X		X
	c) Near bit reamer for production hole.		X		X
	d) Shock Sub.		X		X
	e) Replacement parts for above (a), (b), (c) & (d).		X		X
9.48	Drilling bits.		X		X
9.49	Core barrel and associated equipment.		X		X
	Conventional diamond or PDC core heads.		X		X
	Replacement parts for coring equipment.		X		X

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		Supplied by		Expense of
		Contractor	Operator	Contractor	Operator
9.50	Special fishing tools and services.		X		X
9.51	Formation testing, hydraulic fracturing, acidising and other related services.		X		X
9.52	Test tanks with pipe and fitting.		X		X
9.53	Separator with pipe and fittings.		X		X
9.54	Additional labour if needed to connect and disconnect test tanks and separator.		X		X
9.55	Additional labour if needed to connect and disconnect and clean test tank and separator.		X		X
9.56	Gun or jet perforating services.		X		X
9.57	Explosives and shooting devices.		X		X
9.58	Mud logging services.	X			X
9.59	Sidewall coring services.		X		X
9.60	Oilfield Body Gin Pole Truck and suitable equivalent for rigging-up and rigging-down, load out:	Not Applicable
9.61	Local transportation of Contractor’s equipment for maintenance only.	X		X
9.63	Handling of Operators equipment and materials at the well site other than in accordance with 9.62 (a), (b) or (c).	X		X
9.64	a) Electric and Gamma-Neutron Logging Services.		X		X
	b) Directional, calliper and other special services (other than Totco type directional survey).		X		X
9.65	Swab rubbers, swab mandrel and supplies for 3-1/2” 2-3/8” and 2” tubing (as and when considered necessary by Operator, notice thereof to be given to Contractor).	X			X
9.66	Repairs to tools rented by Contractor at Operator’s request.	X			X
9.67	Overtime paid to non-staff drilling personnel working in excess of normal working hours in any one day while engaged in cementing, running casing, lost circulation jobs, etc.	X			X
9.68	Roustabout labour in accordance with Clause 8(d) of this Drilling Order to handle Operator’s supplies, materials and equipment, etc.	X		X

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		Supplied by		Expense of
		Contractor	Operator	Contractor	Operator
9.69	Provision of road transportation to move Contractor’s personnel, spare parts and perishables (as per Drilling Order).	X		X
9.70	Provision of road transportation to move Operator’s personnel, spare parts, material or equipment.		X		X
9.71	Corrosion rings.	X		X
9.72	a) Oxygen and hydrogen sulphide scavenging chemicals.		X		X
	b) Equipment for efficient injection of chemicals.	X	X		X
9.73

Drill pipe and drill collar and subs inspection in accord with API RP7G – IADC classification standards by approved inspection service (including full-length ultrasonic):

a)     Prior to commencement of work on the first well in this Agreement.

		X		X
	b) Thereafter before each subsequent well for drill collars, subs and associated handling equipment and before every second well for drill pipe.	X		X
	c) More frequently than in (a) and (b) above if requested by Operator.		X		X
9.74	Mud Engineer, if required (but Contractor will carry out routine mud testing and treatment).		X		X
9.75	Any geological services.		X		X
9.76	Directional drilling equipment.		X		X
9.77	Any drill pipe and drill collars, kellys or subs in addition to those furnished by Contractor under Section 8 of Drilling Order including required handling tools (additional to 9.16 of this Annexure).	X (Operator’s option)	X		X
9.78	Stab valve (Ball type).	X		X
9.79	Blowout Preventer Test Equipment. a) Cup tester.	X		X
	b) Cup tester rubbers (new).	X			X

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		Supplied by		Expense of
		Contractor	Operator	Contractor	Operator
9.80	Shaker screens as specified by Operator. (after first set will be charged to Operator)	X			X
9.81	Deviation Survey instrument (Dual Shot Plus Spare Clock).	X		X
9.82	Torque gauges for drill collar make up and.	X		X
9.83	First Aid Equipment and trained First Aid person.	X		X
9.84	Welding and cutting services for welding bottom joints of casing, guide shoe, float collar and in connection with landing casing and installing of wellhead equipment.	X		X
9.85	High Pressure welding services as required by Operator.		X		X

10.	Casing and cementing program

As directed by Operator and set out in Drilling Program

11.	Mud program

12.	Straight hole specifications

13.	Proposed coring program

As required by Operator.

14.	Proposed wire line surveys

As per Operator’s Drilling Program.

15.	Proposed fluid production test

If required by Operator, however it is not planned to test the wells with the drilling rig.

16	Designated representative

17.	Payments to Contractor

a)	Except as hereinafter provided, for all work performed on a day work basis, with a full crew, as herein defined, Contractor shall be paid at a rate for each twenty-four (24) hour day with effect from the spud in date of the first well until termination of the Agreement as detailed in Sections 2.C and 2.D of the Rig and Rates Schedule.

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b)	The Repair Rate per section 2.D of the Rig and Rate Schedule, will be payable for all periods when the Rig is not operating and Contractor is conducting repairs on the Rig.

Provided however that:

(i)	For repairs in relation to which Operator gives notice on reasonable grounds and properly documented that the repairs are necessary as a result of the gross negligence, willful misconduct or breach of this Agreement by Contractor, its employees, agents or subcontractors:

(A)	Operator shall if Contractor disputes Operator’s notice, pay Contractor 50% of all sums which would have otherwise been payable by Operator to Contractor hereunder; and

(B)	If Operator establishes pursuant to a final ruling delivered by the arbitrator, the breach of this Agreement, negligence or willful misconduct alleged in its notice under this section 17(b)(i) of the Drilling Order, Contractor shall promptly repay all amounts paid by Operator under subparagraph (A) of this section 17(b)(i);

(ii)	Should the repair period total more than eight (8) hours on any one occasion or more than eighteen (18) hours cumulatively in any calendar month, prorated as necessary for partial months, all costs incurred in excess of this period will be paid by Contractor without further charge to Operator hereunder;

(iii)	Contractor is required to keep the Rig at all times in good operating condition at its own expense, but in the event of repairs being necessary, Contractor will use diligence in effecting such repairs, replacements or maintenance in a good and workmanlike manner and will familiarise itself with the location of rentable replacements for Contractor's items.

Daily Rig greasing and lubricating time shall not be classified as "repair time" and Contractor will be reimbursed for no more than a ½ hour per day at the rate prevailing at the time these services are conducted. Contractor shall advise Operator’s Representative of intended maintenance schedule prior to such maintenance being commenced.

For convenience of tracking and invoicing, the repair rate for the first calendar month is to be pro-rata the monthly time allowance as detailed in clause 17(b)(ii) above, then the full monthly repair rate allowance can be applied thereafter. The same pro-rata allowance also to be applied to the last period of services performed under this Agreement.

c)	The standby rates per Sections 2.E and 2.F of Rig and Rate Schedule will be payable:

(i)	During any period of delay when Contractor is unable to proceed with Drilling because of heavily stormy weather, or any act or omission of Operator including, without limitation, the failure of any of Operator’s items, or the failure of Operator to issue instructions, Operator provided items or Operator services; or

(ii)	From the moment Contractor could have spudded, after all pre-spud inspections and endurance tests were completed and signed off by both Parties, in a well had it not been delayed by Operator until the day rate with pipe first becomes payable.

d)	A full drilling crew shall consist of (26) twenty-six men.

For each man the crew is short, Contractor's day rates shall be reduced by the daily rate of pay for such a man for the relevant classification of worker. This will not apply to the standby without crew rate or the repair rate which will reduce in accordance with the Agreement.

Drilling rates are based on Contractor providing the following minimum full rig crew on site detailed in section 3 of the Rig and Rate Schedule.

A full tour crew is detailed in Clause 3 of the Rig and Rate Schedule (and inclusive table of personnel).

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e)	Camp Services

The Contractor will provide camp and messing services or other accommodations as required for Contractor’s own personnel and sub-contractors.

(f)	Day Rate Payments.

Day rate payments on any well to be drilled under this Agreement will commence immediately after Contractor has mobilised and assembled the Rig and Personnel on the first or subsequent Operator’s locations and the Rig Acceptance Test as detailed in Annexure VI has been completed and signed off by the Operator’s representative.

Day rate payments on any well to be drilled under this Agreement will cease immediately after all the Contractor’s drill pipe and BOP’s have been laid down and the mud tanks cleaned.

(g)	Not Applicable

(h)	Payment to Contractor for rig moves shall be on the basis that Contractor shall move between locations (Inter-Wells) at rates per Annexure II of the Rig and Rates Schedule for distances up to 40 km. This rate shall include rig rates, crews and all trucking and associated equipment expenses.

For distances in excess of 40 km, the rate shall be negotiated prior to move.

(i)	Not used.

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(j)	Rig Commissioning

Contractor shall be paid a flat lump sum to:

- fully assemble the rig at the Contractor’s maintenance facility in Israel, function test all mechanical, electrical and the mud systems and inspection test all load points, including but not limited to the mast, by a certified independent inspection company as approved by the Operator.

Contractor further undertakes without any further charge to the Operator, to transport the Rig and all equipment detailed in the Rig Equipment Inventory to the first drilling location in Israel, position the Rig and rig up to commence drilling on the first location as per Section 2.A of the Rig and Rates Schedule.

Commencement of payments to Contractor per this Drilling Order Sections 17(a) to 17(i) will be from the date upon which Contractor is rigged up, Rig Acceptance Test is completed and the rig and personnel are ready to spud the first well pursuant to this Agreement.

(k)	Demobilization

Upon termination of this Agreement, and unless otherwise agreed in writing by the parties, Contractor shall be entitled to a flat lump sum payment to remove its Rig and equipment out of the area of operations as per Section 2.B of the Rig and Rates Schedule. Unless agreed in writing by both parties beforehand, Contractor’s equipment must be fully removed from the Operator’s last site of services under this Agreement within thirty (30) days of cessation of day rate operations on that well. If for any event, the Rig is not removed from the location within 30 days, the Operator, at its sole discretion, may elect to remove the Rig and related equipment to another location of the Operator’s choosing. In the event that the Operator removes the Rig, it shall offset any cost it may incur against the demobilization fee in Annex II. Contractor shall indemnify and hold Operator harmless from and against any and all claims, damages, costs and/or expenses that may result from such Rig removal or occur to Contractor’s Rig and/or equipment during this period.

(l)	Not Used

(m)	Miscellaneous Equipment provided by Contractor as described in Section 6.0 of the Rig and Rates Schedule will be charged at rates detailed in that Section in accordance with Section 9 of the Drilling Order.

(n)	If the operation of this Agreement is suspended by the Operator pursuant to the provisions of Clause 33, the Operator shall:

(aa)	pay to Contractor following the commencement of the period of suspension and until operations are resumed or Agreement is terminated in accordance with the provisions of Clause 33 thereunder, the Standby Rate (with Crew) set out in Section 2.F of the Rig and Rates Schedule and all other costs and expenses incurred by the Contractor pursuant to the provisions of Clause 33 of the Agreement;

(o)	If following such suspension Operator gives notice to Contractor requiring Contractor to resume operations under this Agreement, Contractor shall do so in accordance with any conditions set out in the notice and Operator shall:

(aa)	pay to Contractor for a period of thirty-six (36) hours only:

the Standby Rate (with crew) set out in Section 2.E of the Rig and Rates Schedule.

(p)	The payments under sections 17(n) and (o) of the Drilling Order shall be in addition to the payment due to Contractor under Section 3 of the Rig and Rates Schedule to move the Rig to the site of the first well to be drilled following the re-commencement of operations after the periods of suspension, provided that if the reason for the suspension is established by Operator to be negligence, willful misconduct or breach of this Agreement by Contractor, its employees, agents or subcontractors, then Contractor shall promptly repay to Operator all monies paid pursuant to section 17(n) and (o) of the Drilling Order.

(q)	Rig Move Between Wells of the Operator if Option Drilling Program has been executed, Contractor shall be paid a flat lump sum to:

- dis-assemble the Rig at the completion of day rate Services on an existing well of the Operator

- transport Rig and all equipment detailed in the Rig Equipment Inventory to the next drilling location as advised by the Operator

- and position the Rig and rig up to commence drilling on the location as per Section 2.A of the Rig and Rates Schedule.

Commencement of payments to Contractor per this Drilling Order Sections 17(a) to 17(j) will be from the date upon which Contractor is rigged up, Rig Acceptance Test is completed and the rig and personnel are ready to spud any such subsequent well pursuant to this Agreement.

18.	Escalation of Rates

All of the rates of payment set out in this Agreement will remain fixed for a period of one (1) year from the commencement of day rate operations on the first well under this Agreement, however such rates and payments for a well on which day rate operations have commenced prior to the above anniversary date will not be subject to adjustment until the completion of that well.

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Annexure II: Rig and Rate Schedule

Rig Commissioning	USD 384,000 if rigged up on Meged 8 prior to mobilization to MJ#1. USD319,000 if only rigged up on MJ#1.

Mobilisation To First Well of the Operator	(included in Rig Commissioning)

Move between wells of the Operator	$100,000 if on same location.

Cancellation by Operator more than 30 days prior to mobilization	USD 250,000

Cancellation by Operator less than 30 days prior to Mobilisation Date	USD 250,000 + incurred mobilisation freight expenses + incurred freight demobilisation expenses back to point of origin for equipment that was shipped to Israel for MJ#1 well.

Demobilisation at Completion:

a)	To Point of Origin (Romania)	USD 350,000 , which will be directly set off by any mobilization fee paid by a new Operator

b)	Directly to another Operator	USD 270,000 (if in Israel), which will be directly set off by any mobilization fee paid by new Operator

c)	To dry-stack in Israel (at Contractors own site)	USD 270,000

Operating Daily Rate	USD 23,340
Repair Rate	USD 21,000
Standby with Crew	USD 19,839
Standby without Crew Shabbat Rate	USD 17,505 USD 19,839
Camp/billeting	Not Applicable
Excess Meal Cost	Not Applicable
Excess Bed Cost	Not Applicable

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2.	Personnel to be furnished by Contractor

Drilling Personnel	On Duty	Off Duty	Assigned Total	Position Daily Cost
Project Manager	1	0	1
Safety Officer	1	1	2
Senior (day)Toolpusher	1	1	2
Night Toolpusher	1	1	2
Driller	2	2	4
Assistant Driller	2	2	4
Derrickman	2	2	4
Floorman	8	8	16
Chief Electrician	1	1	2
Electrician	2	2	4
Chief Mechanic	1	1	2
Mechanic	3	3	6
Welder	1	1	2
TOTAL	26	25	51

Personnel crew changes are to be regulated so that no personnel is onsite longer than 8 weeks without a minimum 2 weeks break.

The Senior Toolpusher, Night Toolpusher, drillers and assistant drillers must have valid and current well control certificates issued by IWCP or Well-Cap.

3.            Transport/Materials Handling Equipment Rates

A.	Forklift per hour	Not Applicable
B.	Pole Truck per hour	Not Applicable

4.            Miscellaneous equipment provided by Contractor

A.	To be Included as Applicable

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Annexure III: Drilling Program

Drilling Program Management Summary

Well Information Summary

Well Name:	Megiddo-Jezreel #1(“MJ1”)
License:	Megiddo-Jezreel License 401
Operator:	Zion Oil & Gas, Inc.
Ground Elevation:	-187 meters
Surface Coordinates:	X = 248546.9468
Y = 703.770.4468
Latitude 32[o] 25’ 39.62" N
Longitude 35[o] 30’ 48.88" E
Seismic Line:	Shot Point 292 on Seismic line ZI-5128
Planned Total Depth:	TVD 4500 meters
Objective Formations:	1) Cretaceous (Yagur Fm.) between 1700 and 1900 meters TVD
2) Cretaceous (Hatira Fm.) between 2250 and 2370 meters TVD.
3) Mid to Late Jurassic (Haifa Fm.) between 2470 and 2800 meters TVD.
4) Lower Jurassic (Qeren / Nirim Fm.) between 3010 and 4270 meters TVD.
5) Triassic (Mohilla Fm.) between 4270 and 4500 meters TVD.

Coring requirements:	Rotary sidewall cores optional
Deviation:	None, a pendulum BHA will be run on each hole section to maintain a straight hole and to avoid doglegs

Casing Program Summary

Hole size	Depth	OD	Weight	Grade	Coupling	TOC	Comments
26”	300m	24”	171.9 ppf	X-52 LP	Welded	Surf	Contingent casing
22”	580m	18-5/8” @1638 meters	87.5 ppf	K-55	Butt	Surf	Surface casing
14-3/4”	1700m	13-3/8”	68.0 ppf	N-80	Butt	500m	Intermediate casing
12-1/4”	2800m	9-5/8”	47.0 ppf	L-80	LTC	2500	Intermediate Liner
8-1/2”	4500m	7”	26.0/ 29.0 ppf	L-80 / P-110	LTC / Butt	2700	Production Liner

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Mud Program Summary

Hole size	Mud type	Density
26” and 22”	Low Solids Non-Dispersed (“LSND”)	8.4 – 8.5 ppg
17-1/2”	LSND with PAC	8.4 – 8.7 ppg
12-1/4”	LSND with PAC	8.7 – 9.2 ppg
8-1/2”	LSND with polymers, calcium carbonate	9.5 – 10.0 ppg

Logging Program Summary

Hole size	Proposed Logs
26”	SP, Gamma Ray, Dual Laterolog, Caliper
22”	SP, Gamma Ray, Dual Laterolog, Caliper
17-1/2”	Dual Laterolog, SP, Gamma Ray, Caliper
Compensated Neutron/Lithology-Density
Compensated Sonic
12-1/4”	Dual Laterolog, SP, Gamma Ray, Caliper
High Resolution Induction (optional)
Nuclear Magnetic Resonance (optional)
Micro-Spherically Focused Resistivity
Compensated Neutron/Lithology-Density
Di-pole Sonic (optional)
Formation Imaging Tool with dipmeter (optional)
VSP
8-1/2”	Dual Laterolog, SP, Gamma Ray, Caliper
High Resolution Induction (optional)
Nuclear Magnetic Resonance (Optional)-
Micro-Spherically Focused Resistivity
Compensated Neutron/Lithology-Density
Di-pole Sonic
Formation Imaging Tool with dipmeter
VSP

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Possible Drilling Problems

Hole size	Problem
26”	Loss of circulation or artesian flow, high torque in fractured rocks, sloughing volcanics, hole cleaning, washouts
22”	Loss of circulation or artesian flow, high torque in fractured rocks, hole cleaning, washouts
17-1/2”	Loss of circulation or artesian flow, high torque in fractured rocks
12-1/4”	Seepage, minor loss of circulation, CO2, chert beds, high torque
8-1/2”	Seepage, minor loss of circulation, CO2, chert beds, high torque

Proposed Bit Program

No.	Size (in.)	Type	Out (m)	Drld (m)	Time (hrs)	ROP (m/hr)	WOB (Mtn)	RPM	Remarks
1	26	GTX-20	300	270	90	3.0	15-30	50-80	(IADC 515)
2	22	GTX-C11H	580	280	70	4.0	15-30	50-80	(IADC 435)
3	17-1/2	GTX-G20	860	280	73.5	3.8	15-30	50-80	(IADC 515)
4	17-1/2	GTX-G33	1140	280	80	3.5	15-30	50-80	(IADC 535)
5	17-1/2	GTX-G33	1420	280	80	3.5	15-30	50-80	(IADC 535)
6	17-1/2	GTX-G33	1700	280	80	3.5	15-30	50-80	(IADC 535)
7	12-1/4	GTX-G20H	1980	280	56	5.0	15-25	70-90	(IADC 515)
8	12-1/4	GTX-G20H	2260	280	56	5.0	15-25	70-90	(IADC 517)
9	12-1/4	GX-38CH	2440	180	52	3.5	15-25	70-90	(IADC 517)
10	12-1/4	GX-38CH	2620	180	52	3.5	15-25	70-90	(IADC 547)
11	12-1/4	GX-38CH	2800	180	52	3.5	15-25	70-90	(IADC 547)
12	8-1/2	GX-38CH	2980	180	52	3.5	15-22	70-90	(IADC 547)
13	8-1/2	GX-38CH	3160	180	52	3.5	15-22	70-90	(IADC 547)
14	8-1/2	GX-38CH	3340	180	52	3.5	15-22	70-90	(IADC 547)
15	8-1/2	GX-38CH	3520	180	52	3.5	15-22	70-90	(IADC 547)
16	8-1/2	HC408Z	3870	350	70	5.0	10-18	90-120	(IADC M433)
17	8-1/2	HC408Z	4220	350	70	5.0	10-18	90-120	(IADC M433)
18	8-1/2	HC408Z	4500	350	70	5.0	10-18	90-120	(IADC M433)

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Estimated Pore and Fracture Pressures

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Anticipated Well Lithology

Megiddo -Jezreel #1 PROPOSED SCHEMATIC

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Annexure IV: Rig Equipment Inventory

F 400-DEC - EQUIPMENT LIST

REF	EQUIPMENT DESCRIPTION	OFFERED

1	RIG DATA
1.1	Rig name and type	Dafora Rig #16/ F400 DEC
1.2	Year of Construction/ Last Major Refurbishment & TPI	1989/ 2013
1.3	Loads required to move Rig and Rig	59
1.4	Hook load capacity (tonnes)	400
1.5	Recommended Drilling depth range (5.1/2" / 4.1/2" DP)	5,000 - 7,000 m

2	RIG STORAGE CAPABILITIES
2.1	Liquid mud (m3)	315
2.2	Waste oil (m3)	2
2.4	Pipe racks (for 9 5/8" casing) (m)	2500

3	DRAWWORKS
3.1	Make	UPETROM
3.2	Type	TF-44-E
3.3	Max. intake power (HP)	3,000
3.4	Number of speeds	4 + 2 reverse
3.5	Max. single pull line capacity (tonnes)	44 w/ 12 lines; 38 w/ 10 lines
3.6	Hoisting drum grooved for line OD (in inch)	35 mm (1-3/8")
3.7	Drilling line guide (type)	UPETROM
3.8	Make-up cathead (make)	UPETROM
3.9	Break-out cathead (make)	UPETROM
3.10	Low drum clutch (type)	AD-2 950
3.11	Low drum clutch torque capacity (kgf)	2,900
3.12	High drum clutch (type)	AVB 1120x300
3.13	High drum clutch torque capacity (kgf)	17,550
3.14	Brake (type)	BULL WHEEL BRAKE BAND
3.15	Electromagnetic brake (make/type)	UPETROM/ FE 1400
3.16	Torque capacity at 50 RPM (daNm)	7,000
3.17	Brakes cooling system capacity (m3)	18
3.18	Cooling fluid	water
3.19	Automatic drilling control (type)	DAAS
3.20	Crown-O-matic device (type)	UPETROM
3.21	Quantity of drilling engines installed	2
3.22	Drilling engines make	ELECTROPUTERE CRAIOVA
3.23	Drilling engines type	MCF 850
3.24	Engines rated power (HP)	1140 each

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4	MAST
4.1	Make	UPETROM
4.2	Type	MA 400-2
4.3	Total height from rig floor (m)	44
4.4	Total height from ground level (m)	50.9
4.5	Max. hookload capacity (tonnes)	400 w 12 lines
4.6	Racking capacity 4.1/2" / 5.1/2" DP, triple stands (m)	9,000/ 7,200

5	CROWN BLOCK
5.1	Make	UPETROM
5.2	API rated capacity (tonnes)	500
5.3	Number of sheaves	7
5.4	Sheaves grooved for OD line	35 mm (1-3/8")

6	SUBSTRUCTURE
6.1	Make and type	UPETROM
6.2	Rig floor dimension (m x m)	11.2 x 10.9
6.3	Rig floor set-back capacity (tonnes)	250
6.4	Rig floor rotary cap. (tonnes)	400
6.5	Rig floor height (m)	6.9
6.6	Clear height to rotary beams (m)	5.5

7	TRAVELLING BLOCK
7.1	Make	6-35-MC-500
7.2	Type	UPETROM
7.3	Rated capacity (tons)	500
7.4	Number of sheaves	6
7.5	Sheaves grooved for OD line	35 mm (1-3/8")

8	HOOK BLOCK
8.1	Make	UPETROM
8.2	Type	Integral with travelling block
8.3	Rated capacity (tonnes)	500

9	UTILITY AIR WINCHES
9.1	Quantity	3
9.2	Type	1 x TP3000; 2 x TP1200
9.3	Rated capacity (tonnes)	1 x 3; 2 x 1.2
9.4	Installation site	Rig floor, catwalk end; monkeyboard

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10	DRILLING LINE
10.1	Make	Mechel
10.2	size	35 mm (1-3/8")
10.3	Type	Seal 6x19
10.4	Breaking strength (tonnes)	45

11	DEADLINE ANCHOR
11.1	Make	NATIONAL
11.2	Type	131T
11.3	Rated static capacity (kN)	333.61
11.4	With OD drilling line	35 mm (1-3/8")

12	AIR NAVIGATIONAL MARKINGS	Derrick top blinking red light

13	ROTARY TABLE
13.1	Make	UPETROM
13.2	Type	MRL 275
13.3	Rated capacity (tonnes)	500
13.4	Max. opening	27-1/2"
13.5	Driven by	Cardan shaft
13.6	Motor (make)	ELECTROPUTERE CRAIOVA
13.7	Type	MCF 850
13.9	Continuous power (HP)	1140

14	MASTER BUSHING
14.1	Make	UPETROM
14.2	Type	27-1/2"
14.3	Insert bowl size for all casing sizes	yes

15	SWIVEL
15.1	Make	UPETROM
15.2	Type	CH400
15.3	Rated static capacity (tonnes)	400
15.4	Working pressure (bar)	350

16	TOP DRIVE
16.1	Make	TESCO Corp.
16.2	Type	500 HCI 750 Hydraulic
16.3	Rated power (HP)	750
16.4	Rated capacity (tonnes)	500
16.5	Working pressure (bar)	350
16.6	Max. drilling torque (lb-ft)	29,476
16.7	Max. break out torque (daNm)	33,687
16.8	Max. make up torque	29,476
16.9	Max. speed (RPM)	180
16.10	Power unit engine	1 x CAT 3412 V12
16.11	Power unit pumps (number installed)	4
16.12	Power unit pumps max. pressure (PSI)	4,000

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17	MUD PUMP NO: 1
17.1	Make	UPETROM
17.2	Type	Triplex 3PN1300
17.3	Rated power (HP)	1300
17.4	Max. WP (bar)	350
17.5	Fluid end type	SIMPLE ACTION
17.6	Pulsation dampeners type	AP-350
17.7	Reset relief valve	UPETROM
17.8	Stroke counter (make)	Martin Decker
17.9	Powered by electric engines (make)	ELECTROPUTERE CRAIOVA
17.10	Number of engines installed	2
17.11	Type	MCF 550 KW
17.12	Engines output power (HP)	737 each
17.13	Supercharging pump (make)	UPSS Botosani
17.14	Powered by electric engine (HP)	40

18	MUD PUMP NO. 2
18.1	Make	UPETROM
18.2	Type	Triplex 3PN1300
18.3	Rated power (HP)	1300
18.4	Max. WP (bar)	350
18.5	Fluid end type	SIMPLE ACTION
18.6	Pulsation dampeners type	AP-350
18.7	Reset relief valve	UPETROM
18.8	Stroke counter (make)	Martin Decker
18.9	Powered by electric engines (make)	ELECTROPUTERE CRAIOVA
18.10	Number of engines installed	2
18.11	Type	MCF 550 KW
18.12	Engines output power (HP)	737 each
18.13	Supercharging pump (make)	UPSS Botosani
18.14	Powered by electric engine (HP)	40

19	MUD PUMP NO. 3
19.1	Make	UPETROM
19.2	Type	Triplex 3PN1000
19.3	Rated power (HP)	1000
19.4	Max. WP (bar)	350
19.5	Fluid end type	SIMPLE ACTION
19.6	Pulsation dampeners type	AP-350
19.7	Reset relief valve	UPETROM
19.8	Stroke counter (make)	Martin Decker
19.9	Powered by electric engines (make)	ELECTROPUTERE CRAIOVA
19.10	Number of engines installed	1
19.11	Type	MCF 850 KW
19.12	Engine output power (HP)	1080
19.13	Supercharging pump (make)	UPSS Botosani
19.14	Powered by electric engine (HP)	40

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20	MUD PUMP SUCTION LINES
20.1	Mud suction lines (No.)	3
20.2	Size (in inch)	10
20.3	Suction line dampeners (No.)	3
20.4	Suction line dampeners (Make)	UPETROM

21	MUD DISCHARGE LINES (each pump has separate line)
21.1	Numbers	3
21.2	Size (inch)	4
21.3	Flexible line section (type)	JUMPING HOSE
21.4	Working pressure (bar)	350

22	STAND PIPE MANIFOLD
22.1	Connection ends (type)	4”LP
22.2	Valves (type)	CAMEROON
22.3	Inside diameter and W.P. (inch x bar)	4’’ X 350 bar

23	STAND PIPE
23.1	How many	DOUBLE
23.2	Length (m)	16
23.3	Inside diameter and WP (inch x bar)	4’’ X 350 bar

24	ROTARY HOSE / CIRCULATING HOSE
24.1	Number	2
24.2	Rotary hoses make/size	Continental Phoenix / 3-1/2"
24.3	Length (m)	22
24.4	Pressure (bar)	350

25	DIESEL ENGINE GENERATOR SETS
25.1	Number	3
25.2	Diesel engines make	CATERPILLAR
25.3	Diesel engine type	CAT 3512B DITA SCAC
25.4	Maximum continuous power (KW)	1,090
25.5	At speed of (RPM)	1,500

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26	AC GENERATORS
26.1	Number	3
26.2	Make	CATERPILLAR
26.3	Type	SR4B
26.4	Maximum continuous power (KW)	1,090
26.5	Power factor	0.7
26.6	Output (Volts)	600
26.7	Frequency (Hertz)	50
26.8	At speed of (RPM)	1,500

27	SCR CONVERSION SYSTEM
27.1	Make	ICPE ACTEL Bucharest
27.2	SCR Type	SCRN 3*850 / 4*550
27.3	SCR No.	1
27.4	Maximum continuous power (kW)	4,550
27.5	Output (Volts)	690

28	EMERGENCY GENERATOR
28.1	Make	CATTERPILLAR
28.2	Number of units	1
28.3	Type	GEP500
28.4	Max. continuous power (KW)	500
28.5	Output voltage (Volts)	400
28.6	Frequency (Hz)	50

29	AIR COMPRESSORS
29.1	Make	INGERSOLL RAND
29.2	Number installed	2
29.3	Type(s)	RAND 37kW
29.4	Max. flow rate (m3/min)	6,5
29.5	Air pressure service	10

30	AIR SPARE TANKS
30.1	Type	GPA8
30.2	Volume (m3)	8

31	MUD TANKS GENERAL
31.1	Total mud tanks installed (No.)	5
31.2	Total mud system capacity (m3)	315
31.3	Total usable volume (m3)	270

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32	Mud tank No. 1 - capacity (m3)	45
32.1	Used for:	shakers tank
32.2	Electrical agitators (No.)	1
32.3	Electrical agitators (make and type)	Neptun SA / 2NB16-VO5
32.4	Powered by electric motor (HP)	10

33	Mud tank No. 2 - capacity (m3)	60
33.1	Used for:	cleaning tank
33.2	Electrical agitators (No.)	3
33.3	Electrical agitators (make and type)	Neptun SA / 2NB16-VO5
33.4	Powered by electric motor (in HP)	10

34	Mud tank No. 3 - capacity (m3)	70
34.1	Used for:	mud tank
34.2	Electrical agitators (No.)	3
34.3	Electrical agitators (make and type)	Neptun SA / 2NB16-VO5
34.4	Powered by electric motor (in HP)	10
34.5	Bottom guns (No.)	3

35	Mud tank No. 4 - capacity (m3)	70
35.1	Used for:	mud tank
35.2	Electrical agitators (No.)	3
35.3	Electrical agitators (make and type)	Neptun SA / 2NB16-VO5
35.4	Powered by electric motor (in HP)	10
35.5	Bottom guns (No.)	3

36	Mud tank No. 5 - capacity (m3)	70
36.1	Used for:	reserve tank
36.2	Electrical agitators (No.)	3
36.3	Electrical agitators (make and type)	Neptun SA / 2NB16-VO5
36.4	Powered by electric motor (in HP)	10
36.5	Bottom guns (No.)	3

37	MIXING PUMPS (No)	2
37.1	Make	UPSS Botosani
37.2	Type	BPG150
37.3	Driven by motor (type)	electric
37.4	Motor (HP)	100

38	SHALE SHAKER
38.1	Number of Shakers	3
38.2	Make	MI SWACO
38.3	Type	ALS II
38.4	Screens (make)	MI SWACO

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39	MUDCLEANER
39.1	Make	SWACO
39.2	Type	2-12/6T4 ALS II
39.3	Number of cones and size (No. x inch)	D-silter 12 cones x4" / D-sander 2 cones x12"
39.4	Centrifugal pump (make)	AVERSA BUCURESTI
39.5	Type	AG 150
39.6	Number installed	2
39.7	Driven by electric engine (HP)	100

40	VACUUM DEGASSER
40.1	Type	Upetrom
40.2	Gas discharge line running to	Out of site
40.3	Mud rate (l/s)	53
40.4	Gas rate (m3/ min)	1.6
40.5	Charging pump capacity (m3/h)	200
40.6	Vacuum pump capacity (m3)	100

41	MUD GAS SEPARATOR (POOR BOY)
41.1	Size OD / height (m)	0.8 / 7.5
41.2	Gas vent line running to	up to mast ODS
41.3	Mudleg height (m)	3.3
41.4	Vent line size (inch)	8
41.5	Mud discharge line size (inch)	8
41.6	Feeding line size (inch)	4
41.7	Trip tank (capacity-m3)	12
41.8	Level indicator visible from driller's site	yes
41.9	Feeding pump (type)	AG150
41.10	Mud pit level indicator (make)	UZTEL
41.11	Indicator (type)	RULLER

42	DRILLING CONSOLE
42.1	Make	MARTIN DECKER
42.2	Type	AWE6K
42.3	WEIGHT INDICATOR
42.4	Make	MARTIN DECKER
42.5	Type	E
42.6	Dead-line load	YES
42.7	MUD PUMP PRESSURE GAUGES
42.8	Make	MARTIN DECKER
42.9	Type	GM6A - 255
42.10	Pressure range (bar)	350
42.11	ROTARY SPEED TACHOMETER
42.12	Make	MARTIN DECKER
42.13	Reading range (RPM)	0-200
42.14	TONG TORQUE INDICATOR
42.15	Make	MARTIN DECKER
42.16	Type	H6DP
42.17	reading range (lb)	0-11000
42.18	MUD PUMP STROKE INDICATOR
42.19	Quantity (No.)	2
42.20	Make	MARTIN DECKER

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43	DRILL. PARAMETER RECORDER
43.1	Make	MARTIN DECKER
43.2	Model (type)	SIX PENS
43.3	Parameter recorded-WOB	YES
43.4	Parameter recorded-ROP	YES
43.5	Parameter recorded-RPM	YES
43.6	Parameter recorded-SPM 1/SPM 2	YES
43.7	Parameter recorded-Pump pressure	YES

44	WATER PUMPS
44.1	No.	2
44.2	Make	UPSS BOTOSANI
44.3	Type	CERNA
44.4	Driven by (type)	ELECTRIC ENGINE
44.5	Rated power (HP)	10

45	MISCELLANEOUS
45.1	Warehouse (No.)	2
45.2	Workshop (No.)	2
45.3	Muster point tent	1

46	COMPENSATION UNIT
46.1	Voltage	690 - 720 V / AC
46.2	Frequency (Hz)	50

47	WIRELINE UNIT
47.1	Make	NOV
47.2	Wireline OD / length (mm / m)	2.3 / 7,620
47.3	Max speed (m/min)	365
47.4	Max pull (kg)	650

48	SURVEY UNIT
48.1	Make	MD TOTCO

49	PROPOSED DRILL STRING	Quantity (no.)
49.1	5 1/4" Square Kelly
49.2	Kelly spinner
49.3	5 1/4" high torque kelly bushing
49.4	5 1/4" kelly Cock
49.5	9 1/2" DC	12
49.6	8" DC	18
49.7	6 1/2" DC	24
49.8	5 1/2" HW DP	12
49.9	5" DP	475
49.10	Subs	30

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50	BOP stack
50.1	21 1/4“ 2M annular	1
50.2	20 3/4" 3M double ram preventer	1
	Rams - blind, 5"	1
	Side outlets for kill/choke connections - 4 1/16" 3M flanges + 2.1/16 3M	1
50.3	20 3/4" 3M single ram	1
50.4	Side outlets for kill/choke connections - 4 1/16" 3M flanges + 2.1/16 3M	1
50.5	13 5/8" 5M annular preventer
50.6	13 5/8" 5M double ram
50.7	13 5/8" 10M single ram
50.8	Manual gate valves, 4.1/16" 5M, 2.1/16" 5M	4
50.9	HCR valve, 4.1/16" 5M, 2.1/16" 5M	2
50.10	Check valve, 2.1/16" 5M	1
50.11	Kill hoses, 3" 5M	2

51	SPOOLS & ADAPTORS
51.1	Spacer spool, 21 1/4" 2M - 20.3/4" 3M	1
51.2	Spacer spool, 20 3/4" 3M	2
51.3	Mud cross, 20 3/4" 3M	1
	Side outlets for kill/choke connections - 4 1/16" 3M flanges, 2.1/16" 3M	1
51.4	Spacer spool 15 5/8" 5M x 13 5/8 10M	1
51.5	DSA 13 5/8" X 13 5/8 X 5M	1
51.6	DSA 13 5/8" X 13 5/8 X 10M	1

52	CHOKE MANIFOLD & ACCUMULATOR
52.1	3" 10M choke manifold with 1 manual and 1 hydraulic choke	1
52.2	1 drillers remote hydraulic choke control panel	1
52.3	Accumulator, 6 station koomey unit, API sized for BOP's	1

53	KILL MANIFOLD
53.1	2.1/16' 10M kill manifold	1

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54	PROPOSED DRILLING TOOLS
54.1	1 set DDs and 1 set SDDs rotary tongs	2
54.2	1 Bloom& Voss SSW10 pipe spinner	1
54.3	1 EZ torque, 100,000 ft-lb capacity	1
54.4	1 mud bucket for 3 1/2" and 5" drill pipe	1
54.5	1 basket complete with all crossovers, lift subs for all tubulars	1
54.6	Elevators for all sizes requested	2 for each size
54.7	Drill collar slips for all sizes requested	2 for each size
54.8	Drill pipe slips for all sizes requested	2 for each size
54.9	Safety clamps for all sizes requested	2 for each size

55	PROPOSED FISHING TOOLS
55.1	Reverse Circulation Junk Basket 17 1/2"	1
55.2	Reverse Circulation Junk Basket 11"	1
55.3	Reverse Circulation Junk Basket 7. 7/8"	1
55.4	Safety Joint 8"	1
55.5	Safety Joint 6.1/4"	1
55.6	Overshot 11.3/4"	1
55.7	Overshot 7.7/8"	1
55.8	Fishing Magnet 7"	1
55.9	Fishing Magnet 5.1/2"	1

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ANNEXURE V - INSURANCE POLICY

EXHIBIT “V”

ADDITIONAL INSURANCE REQUIREMENTS

Insurance Carried by the Contractor

1.	During the life of this Contract, Contractor shall at Contractor's expense maintain, with an insurance company or companies, approved by Operator who are authorized to do business in Israel or who have a rating of at least A- by S&P or equivalent, insurance coverage of the kind and in the amount set forth herein, insuring the liabilities specifically assumed by Contractor in Paragraph 14 of this Contract. Contractor shall procure from the company or companies writing said insurance a certificate or certificates that said insurance is in full force and effect and that the same shall not be cancelled or materially changed without ninety (90) days prior written notice to Operator and the Petroleum Commissioner. The insurance shall be endorsed to provide that the Insurers waive their right of subrogation against Operator, Operator's associated and/or related and/or affiliated and/or subsidiary companies or corporations, firms or organizations and/or their respective shareholders and/or directors and/or officers and/or employees and/or servants and/or representatives and/or agents for their respective rights and interests and other parties designated by Operator, including any party the Operator may be obligated to indemnify for waiving such right of subrogation, the State of Israel and any of its authorities. The waiver of subrogation shall exclude security companies, engineers and inspectors not employed by Operator and/or whoever caused the damage with wilful intent. The Contractor will endorse the polices to include The State of Israel and the Commissioner as additional insureds. The policies shall include a provision according to which noncompliance with the duties imposed upon the insured and/or a breach of any of the policies conditions in good faith will not prejudice the rights of the Operator and/or the other additional insured parties to receive indemnity. All per the new Israeli Ministry of Infrastructure Energy and Water guidelines (SEP 2014 and after).

2.	Employer’s Liability Insurance with limits of NIS 20,000,000 any one employee and NIS 20,000,000 per occurrence and in the aggregate. The insurance shall be extended to indemnify the Operator and/or any person and/or entity which the Operator has written obligation to indemnify and/or the Additional Insured Parties and/or any party acting on their behalf in the event that they are construed to be the employer of the employees of Contractor.

3.	Third Party Liability Insurance with limits of NIS 20,000,000 any one occurrence and in the aggregate. The Operator's and/or the Additional Insured Parties property shall be considered as third party and no limitation will apply regarding property being worked upon and/or in the possession and/or care and/or control and/or custody of Contractor excluding the part specifically worked upon.

4.	Property Insurance on an "All Risks Basis" or "fire extended" (including burglary up to NIS 20,000,000, natural disaster, malicious damage) to cover all property brought to the drilling site by Contractor or anyone on its behalf, on a full reinstatement basis. The Insurance as herein required shall cover transit risks including loading and unloading. The Contractor will be entitled not to arrange this insurance regarding earthquake peril. In case that the Contractor will not arrange a cover for earthquake peril he will exempt the Operator and/or the State of Israel and/or Israel Land Administration (if applicable) for any loss to damage due to earthquake. The Contractor hereby releases Kibbutz Sde Eliyahu and /or anyone on its behalf from any and all liability, and finally and irrevocably waives any claim from any of the above, in respect of any loss or damage for which it is, or would have been, entitled to indemnity pursuant to the above Property Insurances, were it not for the deductibles specified in the policy (or its failure to obtain and maintain valid Property Insurances), provided that such waiver shall not apply to those who caused the damage maliciously.

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5.	Compulsory Third Party Bodily Injury Insurance covering registered motor vehicles (including owned, hired, leased, non-owned or rental equipment) as required by law for all registered vehicles engaged under this Contract, Property Damage Liability not less than NIS 500,000 per vehicle, Comprehensive automobile insurance covering all motor vehicles engaged under this agreement and all risk- heavy mechanical equipment insurance.

6.	Compulsory Motor Insurance covering registered motor vehicles (including owned, hired, leased, non-owned or rental equipment) as required by law for all registered vehicles engaged under this Contract, Auto Third Party Property Damage Liability not less than NIS 100,000 per vehicle, Comprehensive automobile insurance covering all motor vehicles engaged under this agreement and all risk- heavy mechanical equipment insurance.

7.	General Conditions: The wordings of the policies mentioned above, other than the policies mention on clause 4, shall not be inferior to the policy wordings known as “BIT 2012” or any other wordings replacing them.

8.	The policies mentioned in clauses 2-5 above shall include the Operator and/or Operator's employees and/or managers and/or any person and/or entity which the Operator, or any one on its behalf, has written obligation to include and/or the Additional Insured Parties as additional insured parties, subject to a cross liability clause.

9.	The policies mentioned above shall include a waiver of subrogation against Operator and/or any person and/or entity which Operator, and/ or Operator's employees and/or managers/ directors have written obligation to waive any rights of recourse or claim against it and/or Additional Insured Parties including any person acting on their behalf, excluding security companies not employed by Operator and/or whoever caused the damage with willful intent.

10.	The policies mentioned above shall include a provision according to which they shall not be cancelled or materially changed during the period of the insurance without the insurer providing the Operator and/or the Additional Insured Parties ninety (90) days prior written notice by registered mail.

11.	The policies mentioned above shall include a provision according to which noncompliance with the duties imposed upon the insured in good faith and/or a breach of any of the policies conditions in good faith will not prejudice the rights of the Operator and/or Additional Insured Parties to receive indemnity.

12.	Contractor undertakes to make payments to the National Insurance Institute (Bituach Leumi) in respect of all workers employed and ensure that all vehicles used in the project are covered under a valid mandatory Third Party Liability insurance (bodily injury caused by the use of motor vehicles) as required under law.

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13.	Additional Insurance Requirements

Additional Insured’s to be added to Contractor policies:

●	Zion Oil & Gas, Inc. and its ISR branch.

●	State of Israel

●	Ministry of Energy- MOIEW

●	Ministry of Environment -MOEP

●	ILA (Israel Lands Authority)

●	Kibbutz Sde Eliyahu

●	Kibbutz Tirat Zvi

Operator’s Insurance

1.	Operator’s Extra Expense (OEE) insurance, including Control of Well insurance, in an amount not less than $10 million dollars.

2.	Employer’s Liability Insurance with limits of USD 1,000,000 any one employee and USD 1,000,000 per occurrence and USD 5,000,000 in the aggregate.

3.	Third Party Insurance with limits of USD 5,000,000 any one occurrence and in the aggregate.

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Annexure VI: Rig Acceptance Test

LAND RIG AND PLATFORM RIG

Objective:	To inform the Rig Management and Staff of the upcoming survey and tests to be conducted. This includes planning of these activities to the mutual benefit of our client and the rig owner (by combining certain inspections with major PM tasks which are due) and without disturbing the ongoing operations for the rig’s present client.

The following list includes most of the items that we would expect to be performed by the rig crew with oversight and review by Zion management and/or 3rd part representatives.

5.0           Drilling Equipment

05.1         Drawworks:

●	Prepare to open the front cover of the drawworks for a drum & brake systems inspection.
●	Prepare to open the gearbox for an intrusive inspection of the transmission.
●	Prepare and test the crown-o-matic, floor saver devices and anti-collision systems.
●	Provide the following documents:

-	Major overhaul reports.
-	NDT inspection reports

05.2.1       Rotary Table:

●	Prepare to remove the top cover to inspect the rotary table, drive systems and gear box.
●	Prepare to remove the master bushing for inspection.
●	Provide the following documents:

-	Major overhaul reports.
-	NDT inspection reports.

05.3          Top drive:

●	Prepare to remove the inspection cover to inspect the bull gear.
●	Prepare to open the DC electric drive motor for inspection.
●	Prepare to test the lubrication oil & purge air alarms on the top drive and control panels.
●	Provide the following documents:

-	Major overhaul reports.
-	Main shaft removal for inspection reports.
-	NDT inspection reports.
-	Six monthly inspection reports (API RP 8B).
-	Top drive DROPS survey.
-	Verify that all top drive safety alerts & bulletins have been actioned where applicable.

05.4          Swivel:

●	Prepare for access to the swivel for a visual inspection.
●	Provide the following documents:

-	Two year disassembly and internal inspection report (API RP 8B, Sect 5.3.3).
-	Thrust bearing clearances.
-	NDT inspection reports.

05.7         Crown block:

●	Prepare for access to carry out a visual inspection.
●	Prepare to carry out a wobble test on the sheaves should it be required.
●	Provide the following documents:

-	Major overhaul reports.
-	Certification for the hang off lines.
-	NDT inspection reports.

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05.8          Travelling block:

●	Prepare for access to carry out a visual inspection.
●	Provide the following documents:

-	Major overhaul.
-	NDT inspection reports.

05.9          Hook:

●	Prepare for access to carry out a visual inspection.
●	Provide the following documents:

-	Link ear inspection 6 monthly and 5 yearly (API RP 8B section 5 table 1).
-	NDT inspection reports.

Drilling instruments:

-	Test all alarms.
-	Purge air alarm.
-	Elmagco brake alarms.

05.10:       Drilling instrumentation:

●	Testing of all alarms including purge air alarm and brake alarm.
●	Provide the following documents:

-	Calibration record of the weight indicator.
-	Calibration records of the critical instruments.
-	NDT inspection report of the dead line anchor.

05.11        Derrick:

●	Prepare for access to carry out a visual inspection.
●	Provide the following documents:

-	Certification for the raising wire ropes.
-	Procedure for raising the mast.
-	NDT inspection reports.
-	“DROPS” survey.

05.12       Casing stabbing board:

●	Prepare and function test all the safety devices.
●	Provide the following documents:

-	Certification for the wire rope
-	Certification of load test.
-	NDT inspection reports.

05.13        Tuggers and sheaves:

●	Provide the following documents:

-	Wire rope certification.
-	Last NDT inspection.

05.13.1    Man riding winches & sheaves:

●	Prepare to function test all safety devices.
●	Provide the following documents:

-	Certification of the wire ropes.
-	Certification for man riding.
-	NDT inspection reports.

05.14       Survey Line:

●	Prepare to function test and a visual inspection.

05.15:      Pipe spinning wrench:

●	Prepare to function test and a visual inspection
●	Provide the following documents:

-	NDT inspection reports.

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05.17.8:    Finger board:

●	Prepare to function test and a visual inspection.
●	Provide the following documents:

-	“DROPS” survey.
-	NDT inspection reports.

05.18:       Iron roughneck:

●	Prepare to function test and a visual inspection.
●	Provide the following documents:

-	NDT inspection reports.

Racking system: Full function test and audit NDT inspection records.

05.19:      Pipe racking system:

●	Prepare to function test and a visual inspection.
●	Provide the following documents:

-	Last NDT inspection.

06            Mud Systems:

06.1         Mud pumps:

●	Prepare for load and/or endurance test.
●	Prepare to open the power end of a mud pump for inspection.
●	Prepare to open the fluid ends of a mud pump for inspection.
●	Prepare to open a suction and discharge strainers for inspection.
●	Provide the following documents:

-	Major overhaul reports.
-	Hydrostatic pressure tests of the pulsation dampers.
-	Wall thickness checks of the pulsation dampers.
-	Calibration and certification of the PRV’s (pressure relief valves).
-	NDT inspection reports.

06.2         Shale shakers:

●	Visual inspection
●	Prepare to carry out a function test.

06.3         Mud cleaner:

●	Visual inspection
●	Prepare to carry out a function test.

06.4         Desilter:

●	Visual inspection
●	Prepare to carry out a function test.

06.5         Desander:

●	Visual inspection
●	Prepare to carry out a function test.

06.6         Degasser:

●	Visual inspection
●	Prepare to carry out a function test.

06.8         Mud agitators:

●	Visual inspection
●	Prepare to carry out a function test.

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Centrifugal pumps: Visual inspection as per checklist.

Trip tanks: Visual inspection as per checklist.

06.9         Mud mixing systems:

●	Prepare to open several mud pits for internal inspection.

06.10         Standpipe manifold.

●	Prepare to open several valves for inspection.
●	Prepare to test several valves.
●	Provide the following documents:

-	Wall thickness reports.
-	Pressure test reports.
-	Calibration of the pressure gauges.
-	Inspection report of the rotary and cement hoses.
-	Certification for the rotary and cement hose.

06.10.1    Cement manifold:

●	Provide the following documents:

-	Wall thickness reports.
-	Pressure test reports.
-	Calibration of the pressure gauges.

07            Well Control Equipment

07.1         Ram type preventers:

●	Prepare to open the ram preventers for internal inspection.
●	Prepare to take wear measurements
●	Prepare to carry out random function testing.
●	Prepare to function test the ram locks.
●	Prepare to pressure-test the operating systems (open and closing sides) to maximum operating pressure.
●	Provide the following documents:

-	Three to five yearly major service report (API RP53).
-	Elastomers components changes out dates.
-	Pressure test reports.
-	API certification.
-	Hose certification.
-	Verify the suitability for use with H2s.
-	NDT inspection reports of the pistons, hubs, bonnet bolts and ram blocks.

07.2.1      Annular type preventers:

●	Prepare to open the annular preventer for internal inspection.
●	Prepare to carry out function tests.
●	Prepare to pressure-test the operating system to 1,500 psi on open and close sides
●	Provide the following documents:

-	Three to five yearly major service report (API RP53).
-	Record of when the element was changed out.
-	Pressure test reports.
-	Hose certification.
-	Verify the suitability for use with H2s.

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07.3         Gate valves:

●	Prepare to function test several valves.
●	Prepare to pressure-test the fail-safe operations and test the fail-safe function.
●	Prepare to open several valves for inspection.
●	Provide the following documents:

-	Three to five yearly major service report (API RP53).
-	Wall thickness reports.
-	Pressure test reports.

Cameron-type clamps:	To be MPI-inspected as per Cameron Product Alert of 19 May 1989 if this has never been done and the equipment has reached the limits.

Diverter system:	Visual inspection + testing control system and valves.

07.4.1      Choke manifold:

●	Prepare to function test several valves.
●	Prepare to flush lines
●	Prepare to open a valve for inspection.
●	Prepare to open both remote chokes.
●	Provide the following documents:

-	Wall thickness reports.
-	Pressure test reports.
-	Calibration of the pressure gauges.

07.4.1.1   Coflex hoses:

●	Provide the following documents:

-	Hose Installation date.
-	Hose certification.
-	External and internal borescope inspection reports according to OEM.
-	Pressure test reports.

07.4.2      Mud gas separator:

●	Prepare to open the mud gas separator for inspection.
●	Provide the following documents:

-	Wall thickness reports.
-	Hydrostatic pressure test.
-	NDT inspection reports.

07.4.4       Choke control:

●	Prepare to carry out function tests.
●	Prepare to carry out function tests from the remote panels.
●	Prepare to test the back-up systems.

07.7         Surface hydraulic BOP control:

●	Prepare to carry out function tests.
●	Prepare to carry out an accumulator pre-charge test.
●	Prepare to carry out an accumulator capacity test.
●	Prepare to test the backup systems, safety devices and alarms.
●	Provide the following documents:

-	Hydrostatic pressure tests of accumulators (Every 10 years).
-	Certification and calibration of the pressure PRV’s (Pressure relief valves).
-	Calibration of the critical gauges (to within 1%).

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Engine Room Equipment

Main and camp engines:	Test alarms/shutdowns
Test remote shutdown from drill floor, etc.
Run on load.

Emergency generator:
Test alternative start system. Check alarms.

Air compressors:	Service, high-pressure, start-air and cold-start compressors to be run under load.

Electrical Equipment

Main alternators:	Visual inspection.

Emergency alternator:	Internal inspection. Megger test.

DC motors:	Visual inspection.

AC motors:	Spot check megger readings. Fire pumps, ballast pumps. BOP control triplex pump, etc.

Transformers:	Visual inspection.

Elmagco brake:	Megger-test each individual coil.

Battery back-up system, voltage drop test.

Fire, gas and H2S alarms:	Spot checks.

Pressurization alarms:	Function test.

Warehouse

BOP rubber goods. Verify that they are OEM-manufactured or OEM-approved.

Records

●	MPI lifting gear
●	Stabbing board wire certification and installation dates
●	BOP certification
●	Coflex (choke and kill) hoses certification and inspection reports.
●	High-pressure mud hoses certification
●	Rotary hoses certification
●	Check inspection records of:

-	drill string
-	Subs
-	fishing tools
-	drilling tools
-	MPI: drawworks brakes, deadline anchor, travelling block, crown block, IBOP, swivel, hook, Top Drive shaft, IBOP, tongs, slips, elevators, elevator links, tong back-up posts, BOP lifting gear, BOP stress points

●	Emergency procedures manual
●	Operations manual
●	Wall thickness survey:

-	High-pressure mud and cement lines

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●	Mud pump daily record book.
●	Maintenance records:

-	Top Drive; also check bulletins.
-	Travelling block, crown block, drawworks, rig specific brake.
-	Mud pumps, swivel, Well control equipment.
-	Main engines.
-	Pressure relief valves inventory.
-	Lubrication oil samples of engines, swivel, TDS, mud pumps, etc.

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Safety

All systems and alarms will be tested, all inspection reports and certification of the equipment and system will be reviewed.

Fire detection systems:	Location and layout of sensors will be evaluated. System and alarms will be function-tested (if applicable).

CO2 systems:	System will be inspected and alarms and ventilation shut-downs tested. Inspection reports will be evaluated (if applicable).

Fixed fire-fighting systems:	Inspection of fire-fighting stations, Halon, CO2, foam systems, deluge systems and sprinkler systems and to be function-tested (if applicable). Function test of fire pumps and emergency fire pump.

Portable extinguishers:	Evaluation of location number, type and inspection procedures of all extinguishers and fire-fighting equipment.

Gas detection system:	Evaluation of location and number of sensors for H2S and CH detection. Systems and alarm levels will be function-tested.

Drilling facilities:	General safety of drilling equipment, safety equipment in mixing areas. Remote shut-downs. Hazardous zones, chemical storage and handling etc. will be evaluated.

General safety items:	Availability of safety signs and procedures. Personal protection gear, and drills. Testing of remote-control stations and evaluation of gas bottles and systems.

Emergency procedures:	Evaluation of all written procedures covering emergency situations and the contractor policy regarding these emergencies. Test of PA and alarm systems.

Lifting and handling:	Evaluation of lifting-gear inspection reports. Inspection if proper and sound lifting gear is used on the rig.

Accommodation:	Layout and cleanliness of accommodation. Fire protection and safety equipment in accommodation, galley and stores.

Work permits:	Evaluation of permit-to-work system with lock-out and tag-out procedures.

“I will bless those who bless you, And I will curse him who curses you; And in you all the families of the earth shall be blessed.” Genesis 12:3

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